Exhibit 10.1

EXECUTION VERSION

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (together with all exhibits (including the Restructuring Term Sheet (as defined below)), schedules and attachments hereto, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of February 1, 2018, is entered into by and among (i) Cenveo, Inc. (“Cenveo”), and each of the direct and indirect Subsidiaries (as defined below) of Cenveo identified on Schedule 1 attached hereto (such Subsidiaries, together with Cenveo, each, a “Debtor” and, collectively, the “Debtors”), (ii) each of the beneficial owners (or nominees, investment managers, advisors or subadvisors for the beneficial owners) of the First Lien Notes (as defined below) and Second Lien Notes (as defined below), in each case identified on the signature pages hereto (each, an “Initial Consenting Creditor” and, collectively, the “Initial Consenting Creditors”), and (iii) each of the other beneficial owners (or nominees, investment managers, advisors or subadvisors for the beneficial owners) of the First Lien Notes or other Claims and Interests (as defined below) that becomes a party to this Agreement after the Restructuring Support Effective Date (as defined below) in accordance with the terms hereof by executing and delivering a Joinder Agreement (as defined below) (each such Person described in this clause (iv), together with the Initial Consenting Creditors, each, a “Consenting Creditor” and, collectively, the “Consenting Creditors”). Each of the Debtors and the Consenting Creditors are referred to herein as a “Restructuring Support Party” and, collectively, the “Restructuring Support Parties”. Capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Restructuring Term Sheet (as defined below).

PRELIMINARY STATEMENTS

WHEREAS, pursuant to that that certain Indenture, dated as of June 16, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “First Lien Notes Indenture” and together with all documents and agreements executed in connection therewith, collectively, the “First Lien Notes Documents”), by and among Cenveo Corporation, the guarantors party thereto and The Bank of New York Mellon, as trustee and collateral agent (the “First Lien Notes Trustee”), Cenveo Corporation issued those certain 6.000% Senior Priority Secured Notes due 2019 (the “First Lien Notes”) to the holders thereof;

WHEREAS, as of the date hereof, the Initial Consenting Creditors collectively own or control, in the aggregate, in excess of (a) 55% of the aggregate principal amount of the outstanding First Lien Notes, and (b) 2% of the aggregate principal amount of the outstanding Second Lien Notes;

WHEREAS, the Restructuring Support Parties have agreed to implement a restructuring transaction for the Debtors in accordance with, and subject to the terms and conditions set forth in, this Agreement and in the Restructuring Term Sheet attached hereto as Exhibit A (including any schedules, annexes and exhibits attached thereto, each as may be modified solely in accordance with the terms hereof, the “Restructuring Term Sheet”) (such restructuring transaction, for the avoidance of doubt, being defined as the “Restructuring” in the Restructuring Term Sheet and more fully described therein);

WHEREAS, this Agreement, including the Restructuring Term Sheet, (a) are the product of arms’-length, good faith negotiations among the Restructuring Support Parties and their respective professionals, and (b) set forth the material terms and conditions of the Restructuring, as supplemented by the terms and conditions of this Agreement;

WHEREAS, the Restructuring contemplates the Debtors commencing voluntary reorganization cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 – 1532 (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for Southern District of New York (the “Bankruptcy Court”) to effectuate the Restructuring, which will be implemented pursuant to a chapter 11 plan of reorganization that shall be consistent in all respects with the terms of this Agreement and otherwise in form and substance acceptable to the Debtors and the Requisite Consenting Creditors (as defined below) (such plan, together with all exhibits, schedules and attachments thereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, the “Plan”);

WHEREAS, certain of the Initial Consenting Creditors have agreed to provide the DIP Term Facility (as defined below), subject to the terms and conditions set forth in the DIP Term Facility Documents (as defined below), and this Agreement; and

WHEREAS, the Restructuring Support Parties desire to express to each other their mutual support and commitment in respect of the matters discussed herein.

NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Restructuring Support Parties, intending to be legally bound, agrees as follows:

1.	Restructuring Term Sheet.

The Restructuring Term Sheet is expressly incorporated herein by reference and made part of this Agreement as if fully set forth herein. The Restructuring Term Sheet sets forth the material terms and conditions of the Restructuring; provided, however, the Restructuring Term Sheet is supplemented by the terms and conditions of this Agreement.

2.	Certain Definitions; Rules of Construction.

As used in this Agreement, the following terms have the following meanings:

(a)    “Accredited Investor” means an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

(b)    “Ad Hoc Committee” means the ad hoc committee of beneficial owners (or nominees, investment managers, advisors or subadvisors for the beneficial owners) of the First Lien Notes, as may be reconstituted from time to time, represented by Stroock (as defined below) and Ducera (as defined below).

(c)    “Ad Hoc Committee Advisors” means, collectively, (i) Stroock, as counsel to the Ad Hoc Committee, (ii) Ducera, as financial advisor to the Ad Hoc Committee, and (iii) such other professionals that may be retained by the Ad Hoc Committee with the prior written consent of the Debtors, not to be unreasonably withheld.

(d)    “Affiliate” means, with respect to any Person, any other Person controlled by, controlling or under common control with such Person; provided, that, for purposes of this Agreement, none of the Debtors shall be deemed to be Affiliates of any Consenting Creditor. As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of securities, by contract or otherwise). A Related Fund of any Person shall be deemed to be the Affiliate of such Person.

(e)    “Agreement” has the meaning ascribed to such term in the recitals.

(f)    “Alternative Transaction” means any reorganization, merger, consolidation, tender offer, exchange offer, business combination, joint venture, partnership, sale of a material portion of assets, financing (whether debt, including any debtor-in-possession financing other than the DIP Facilities, or equity), recapitalization or restructuring of any of the Debtors (including, for the avoidance of doubt, a transaction premised on a sale of a material portion of assets under section 363 of the Bankruptcy Code), other than the Restructuring.

(g)    “Bankruptcy Code” has the meaning ascribed to such term in the recitals.

(h)    “Bankruptcy Court” has the meaning ascribed to such term in the recitals.

(i)    “Bankruptcy Rules” has the meaning ascribed to such term in the definition of “Disclosure Statement” herein.

(j)    “Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established, sponsored, maintained or contributed to by the Debtors or for which the Debtors have an obligation to sponsor, maintain or contribute to or, with respect to any such plan that is subject to Sections 412 or 430 of the Internal Revenue Code or Title IV of ERISA, is or was within the prior six years, established, sponsored, maintained, or contributed to or obligated to be contributed to, by the Debtors or any ERISA Affiliate or for which the Debtors or any ERISA Affiliates has any liability (contingent or otherwise).

(k)    “Business Day” means any day other than a day which is a Saturday, Sunday or legal holiday on which banks in the City of New York are authorized or obligated by Law to close.

(l)    “Cenveo” has the meaning ascribed to such term in the recitals.

(m)    “Chapter 11 Cases” has the meaning ascribed to such term in the recitals.

(n)    “Consenting Creditor” has the meaning ascribed to such term in the recitals.

(o)    “Claims” has the meaning ascribed to such term in section 101(5) of title 11 of the United States Code.

(p)    “Claims and Interests” means, as applicable, the First Lien Notes Claims, the Second Lien Notes Claims, the Other Claims and/or any existing Equity Interests.

(q)    “Confirmation Order” means an order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which order shall be consistent in all respects with this Agreement and otherwise in form and substance acceptable to the Debtors and the Requisite Consenting Creditors.

(r)     “Consenting Creditor Termination Event” has the meaning ascribed to such term in Section 5(a).

(s)    “Consenting Creditor Termination Notice” has the meaning ascribed to such term in Section 5(a).

(t)    “Debtor” has the meaning ascribed to such term in the recitals.

(u)    “Debtor Termination Event” has the meaning ascribed to such term in Section 5(b).

(v)    “Debtor Termination Notice” has the meaning ascribed to such term in Section 5(b).

(w)    “Debtors” has the meaning ascribed to such term in the recitals.

(x)    “DIP ABL Facility” means that certain debtor-in-possession asset based loan facility, the terms of which shall be consistent with the credit agreement, substantially in the form attached as Exhibit 1-A to the Restructuring Term Sheet.

(y)    “DIP ABL Facility Documents” means the definitive documents governing the DIP ABL Facility, which shall be in form and substance consistent with the credit agreement substantially in the form attached as Exhibit 1-A to the Restructuring Term Sheet and shall otherwise be acceptable to the Debtors and the Requisite Consenting Creditors in all material respects.

(z)    “DIP Commitments” means the commitment of any Consenting Creditor with respect to the DIP Term Facility, as shall be set forth in the DIP Term Facility Documents.

(aa)    “DIP Facilities” means the DIP ABL Facility and the DIP Term Facility.

(bb)    “DIP Facilities Documents” means the DIP ABL Facility Documents and the DIP Term Facility Documents.

(cc)    “DIP Facilities Motion” means the motion to be filed by the Debtors with the Bankruptcy Court seeking Bankruptcy Court approval of the DIP Facilities, which motion shall be consistent in all material respects with this Agreement and otherwise in form and substance acceptable to the Debtors and the Requisite Consenting Creditors.

(dd)    “DIP Lender” means a lender under either the DIP ABL Facility or the DIP Term Facility.

(ee)    “DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order.

(ff)    “DIP Term Facility” means that certain debtor-in-possession term loan financing facility, the terms of which shall be consistent with the credit agreement substantially in the form attached as Exhibit 1-B to the Restructuring Term Sheet and shall otherwise be acceptable to the Debtors and the Requisite Consenting Creditors in all material respects.

(gg)    “DIP Term Facility Documents” means the definitive documents governing the DIP Term Facility, which shall be in form and substance consistent with the credit agreement substantially in the form attached as Exhibit 1-B to the Restructuring Term Sheet and shall otherwise be acceptable to the Debtors and the Requisite Consenting Creditors in all material respects.

(hh)    “DIP Credit Agreements” means, collectively, the credit agreements for the DIP ABL Facility and the DIP Term Loan Facility substantially in the forms attached as Exhibit 1-A and Exhibit 1-B, respectively, to the Restructuring Term Sheet.

(ii)    “Disclosure Statement” means the disclosure statement for the Plan that is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) and other applicable Law, and all exhibits, schedules, supplements, modifications and amendments thereto, all of which shall be consistent in all material respects with this Agreement and otherwise in form and substance acceptable to the Debtors and reasonably acceptable to the Requisite Consenting Creditors.

(jj)    “Disclosure Statement Order” means an order of the Bankruptcy Court approving the Disclosure Statement and the Solicitation, which order shall be consistent in all material respects with this Agreement and otherwise in form and substance acceptable to the Debtors and reasonably acceptable to the Requisite Consenting Creditors.

(kk)    “Ducera” means Ducera Partners, LLC.

(ll)    “Effective Date” means the date and time by which each of the conditions to the effectiveness of the Plan have been satisfied (or waived) in accordance with its terms.

(mm)    “End Date” has the meaning ascribed to such term in Section 5(b)(v).

(nn)    “Equity Interests” means, with respect to any Person, (i) any capital stock (including common stock and preferred stock), limited liability company interests, partnership interests or other equity, ownership, beneficial or profits interests of such Person, and (ii) any options, warrants, securities, stock appreciation rights, phantom units, incentives, commitments, calls, redemption rights, repurchase rights or other agreements, arrangements or rights of any kind that are convertible into, exercisable or exchangeable for, or otherwise permit any Person to acquire, any capital stock (including common stock and preferred stock), limited liability company interests, partnership interests or other equity, ownership, beneficial or profits interests of such Person.

(oo)    “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Debtors within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

(pp)    “Exchange Act” means the Securities Exchange Act of 1934, as amended and including any rule or regulation promulgated thereunder.

(qq)    “Exit ABL Facility Documents” means the definitive documents governing the Exit ABL Facility, which shall be in form and substance acceptable to the Debtors and the Requisite Consenting Creditors in all material respects.

(rr)    “Exit Debt Facility Documents” means the definitive documents governing the Exit Debt Facility, which shall be in form and substance acceptable to the Debtors and the Requisite Consenting Creditors in all material respects.

(ss)    “First Day Motions” has the meaning ascribed to such term in the definition of Restructuring Documents.

(tt)    “Final DIP Order” means a final order of the Bankruptcy Court approving the DIP Facilities Motion, which order shall be consistent in all material respects with this Agreement and the DIP Credit Agreements and otherwise in form and substance acceptable to the Debtors and the Requisite Consenting Creditors.

(uu)    “First Lien Notes” has the meaning ascribed to such term in the recitals.

(vv)    “First Lien Notes Documents” has the meaning ascribed to such term in the recitals.

(ww)    “First Lien Notes Indenture” has the meaning ascribed to such term in the recitals.

(xx)    “First Lien Notes Trustee” has the meaning ascribed to such term in the recitals.

(yy)    “Governmental Entity” means any applicable federal, state, local or foreign government or any agency, bureau, board, commission, court or arbitral body, department, political subdivision, regulatory or administrative authority, tribunal or other instrumentality thereof, or any self-regulatory organization.

(zz)    “Initial Consenting Creditor” has the meaning ascribed to such term in the recitals.

(aaa)    “Initial Consenting Creditors” has the meaning ascribed to such term in the recitals.

(bbb)    “Interim DIP Order” means an interim order of the Bankruptcy Court approving the DIP Facilities Motion, which order shall be consistent in all material respects with this Agreement and the DIP Credit Agreements, and otherwise in form and substance acceptable to the Debtors and the Requisite Consenting Creditors.

(ccc)    “Joinder Agreement” has the meaning ascribed to such term in Section 3(c).

(ddd)    “Law” means, in any applicable jurisdiction, any applicable statute or law (including common law), ordinance, rule, treaty, code or regulation and any decree, injunction, judgment, order, ruling, assessment, writ or other legal requirement, in any such case, of any applicable Governmental Entity.

(eee)    “Management Conference Call” has the meaning ascribed to such term in Section 4(a)(xv)(B).

(fff)    “Material Adverse Effect” means, other than the filing of the Chapter 11 Cases, any event, change, effect, occurrence, development, circumstance, condition, result, state of fact or change of fact that is not known as of the date hereof (each, an “Event”) that, individually or together with all other Events, has had, or would reasonably be expected to have, a material adverse effect on either (i) the business, operations, finances, properties, condition (financial or otherwise), assets or liabilities of the Debtors, taken as a whole, to perform their respective obligations under, or to consummate the transactions contemplated by, this Agreement.

(ggg)    “Milestones” has the meaning ascribed to such term in Section 4(a)(iv).

(hhh)    “Multiemployer Plan” has the meaning ascribed to such term in Section 7(c)(iii).

(iii)    “New Second Lien Debt Documents” means the definitive documents governing the New Second Lien Debt, which shall be in form and substance acceptable to the Debtors and the Requisite Consenting Creditors in all material respects.

(jjj)    “Other Claims” means any and all Claims against any of the Debtors other than any First Lien Notes Claims or Second Lien Notes Claims.

(kkk)    “Outside Date” has the meaning ascribed to such term in Section 4(a)(iv)(G).

(lll)    “Pension Plan” has the meaning ascribed to such term in Section 7(c)(ii).

(mmm)    “Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a Governmental Entity, or any legal entity or association.

(nnn)    “Petition Date” has the meaning ascribed to such term in Section 4(a)(iv)(A).

(ooo)    “Plan Supplement” means the supplement or supplements to the Plan containing certain schedules, documents, forms of documents and/or term sheets relevant to the implementation of the Plan, to be filed with the Bankruptcy Court prior to the hearing held by the Bankruptcy Court to consider confirmation of the Plan, each of which shall contain terms and conditions consistent in all material respects with this Agreement and shall otherwise be in form and substance acceptable to the Debtors and the Requisite Consenting Creditors; provided, however, that the Exit ABL Facility Documents, the Exit Debt Facility Documents, and the New Second Lien Debt Documents shall be acceptable to the Debtors in all material respects and to the Requisite Consenting Creditors in their discretion.

(ppp)    “Proceeding” means any action, claim, complaint, investigation, petition, suit, arbitration, mediation, alternative dispute resolution procedure, hearing, audit, examination, investigation or other proceeding of any nature, whether civil, criminal, administrative or otherwise, in Law or in equity.

(qqq)    “Qualified Marketmaker” means an entity that (i) holds itself out to the market as standing ready in the ordinary course of business to purchase from and sell to customers Claims and Interests, or enter with customers into long and/or short positions in Claims and Interests, in its capacity as a dealer or market maker in such Claims and Interests; and (ii) is in fact regularly in the business of making a market in claims, interests and/or securities of issuers or borrowers.

(rrr)    “Qualified Marketmaker Joinder Date” has the meaning ascribed to such term in Section 3(d).

(sss)    “Related Fund” means, with respect to any Person, any fund, account or investment vehicle that is controlled or managed by (i) such Person, (ii) an Affiliate of such Person or (iii) the same investment manager, advisor or subadvisor as such Person or an Affiliate of such investment manager, advisor or subadvisor.

(ttt)    “Related Party Contract” has the meaning ascribed to such term in Section 4(a)(x).

(uuu)    “Requisite Consenting Creditors” means, as of any date of determination, the Consenting Creditors who own or control as of such date at least a majority of the aggregate principal amount of the First Lien Notes owned or controlled by all of the members of the Ad Hoc Committee in the aggregate as of such date.

(vvv)    “Restructuring Documents” means all agreements, instruments, pleadings, orders, forms, questionnaires and other documents (including all exhibits, schedules, supplements, appendices, annexes, instructions and attachments thereto) that are utilized to implement or effectuate, or that otherwise relate to, this Agreement, the DIP Facilities, the Plan and/or the Restructuring, including, but not limited to, (i) the DIP Facilities Documents and the DIP Orders, (ii) the Exit ABL Facility Documents, the Exit Debt Facility Documents and the New Second Lien Debt Documents, (iii) the Plan and the Plan Supplement, (iv) the Disclosure Statement and any motion seeking the approval thereof, (v) the Disclosure Statement Order, (vi) the Confirmation Order, (vii) any “first day” motions (the “First Day Motions”), (viii) the ballots, the motion to approve the form of the ballots and the Solicitation, and the order of the Bankruptcy Court approving the form of the ballots and the Solicitation, (ix) the new organizational documents of each of the Reorganized Debtors (as defined in the Restructuring Term Sheet), including, but not limited to, certificates of incorporation, limited liability agreements, stockholders agreements, operating agreements, charters or by-laws for each of the

Reorganized Debtors (collectively, the “New Organizational Documents”), and (x) the RSA Assumption Motion and the RSA Order, each of which documents referred to in this definition of “Restructuring Documents” shall contain terms and conditions that are consistent in all material respects with this Agreement and shall otherwise be in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Creditors; provided that the DIP Facility Documents, DIP Orders, Plan, New Organizational Documents, Exit ABL Facility Documents, Exit Debt Facility Documents and New Second Lien Notes Documents shall be in form and substance acceptable to the Requisite Consenting Creditors in their discretion.

(www)    “Restructuring Support Effective Date” has the meaning ascribed to such term in Section 10.

(xxx)    “Restructuring Support Party” has the meaning ascribed to such term in the recitals.

(yyy)    “Restructuring Support Period” means, with reference to any Restructuring Support Party, the period commencing on the Restructuring Support Effective Date (or, in the case of any Consenting Creditor that becomes a party hereto after the Restructuring Support Effective Date, as of the date such Consenting Creditor becomes a party hereto) and ending on the earlier of (i) the Effective Date, and (ii) the date on which this Agreement is terminated with respect to such Restructuring Support Party in accordance with Section 5 hereof.

(zzz)    “Restructuring Term Sheet” has the meaning ascribed to such term in the recitals.

(aaaa)    “RSA Assumption Motion” means the motion and proposed form of order to be filed by the Debtors with the Bankruptcy Court seeking the assumption of this Agreement pursuant to section 365 of the Bankruptcy Code, authorizing the payment of certain expenses and other amounts hereunder, and granting any other related relief, which motion and proposed form of order shall be consistent in all material respects with this Agreement and otherwise in form and substance acceptable to the Debtors and reasonably acceptable to the Requisite Consenting Creditors.

(bbbb)    “RSA Order” means an order of the Bankruptcy Court approving the RSA Assumption Motion, which order shall be consistent in all material respects with this Agreement and otherwise in form and substance acceptable to the Debtors and the Requisite Consenting Creditors.

(cccc)    “Second Lien Notes” means those certain 8.500% Junior Priority Secured Notes due 2022 issued by Cenveo Corporation pursuant to the Second Lien Notes Indenture.

(dddd)    “Second Lien Notes Claims” means all Claims arising under the Second Lien Notes Documents.

(eeee)    “Second Lien Notes Documents” means the Second Lien Notes Indenture, together with all documents and agreements executed in connection therewith.

(ffff)    “Second Lien Notes Indenture” means that certain Indenture, dated as of June 26, 2014 (as the same may have been amended, amended and restated, supplemented, or otherwise modified from time to time), by and among Cenveo Corporation, the guarantors party thereto and The Bank of New York Mellon, as trustee and collateral agent.

(gggg)    “Securities Act” means the Securities Act of 1933, as amended and including any rule or regulation promulgated thereunder.

(hhhh)    “Solicitation” means the solicitation of votes in connection with the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code and the applicable procedures approved by the Bankruptcy Court and set forth in the Disclosure Statement Order.

(iiii)    “Stroock” means Stroock & Stroock & Lavan LLP.

(jjjj)    “Subsidiary” means, as of any time of determination and with respect to any specified Person, (i) any corporation more than fifty percent (50%) of the voting or capital stock of which is, as of such time, directly or indirectly owned by such Person, (ii) any limited liability company, partnership, limited partnership, joint venture, association, or other entity in which such Person, directly or indirectly, owns more than fifty percent (50%) of the equity economic interest thereof, or (iii) any corporation, limited liability company, partnership, limited partnership, joint venture, association, or other entity in which such Person, directly or indirectly, has the power to elect or direct the election of more than fifty percent (50%) of the members of the board of directors, board of managers, managing member, general partner or similar governing body of such entity as of such time.

(kkkk)    “Transaction Expenses” means all reasonable and documented fees and out-of-pocket costs and expenses of each of the Consenting Creditors, including, without limitation, the reasonable and documented fees and all out-of-pocket costs and expenses of each of the Ad Hoc Committee Advisors, in each case, (i) in connection with the negotiation, formulation, preparation, execution, delivery, implementation, consummation and/or enforcement of this Agreement, the Plan, the Disclosure Statement and/or any of the other Restructuring Documents, and/or the transactions contemplated thereby, and/or any amendments, waivers, consents, supplements or other modifications to any of the foregoing and (ii)(A) consistent with any engagement letters or fee reimbursement letters entered into between the Debtors and the applicable Ad Hoc Committee Advisors (as supplemented and/or modified by this Agreement), as applicable, or (B) as provided in the DIP Orders.

(llll)    “Transfer” has the meaning ascribed to such term in Section 3(c).

(mmmm)    “Transferee” has the meaning ascribed to such term in Section 3(c).

Unless otherwise specified, references in this Agreement to any Section, subsection, clause, subclause or paragraph refer to such Section, subsection, clause, subclause or paragraph as contained in this Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import in this Agreement refer to this Agreement as a whole, and not to any particular Section, subsection, clause, subclause or paragraph contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”.

3.	Agreements of the Consenting Creditors.

(a)    Support of Restructuring. Each of the Consenting Creditors hereby agrees (severally and not jointly) that, for the duration of the Restructuring Support Period, unless otherwise required or prohibited by Law, such Consenting Creditor shall:

(i)    support and take all reasonable actions necessary to implement and consummate the Restructuring in a timely manner as contemplated by this Agreement; provided that no Consenting Creditor shall be obligated to waive (to the extent waivable by such Consenting Creditor) any condition to the consummation of any part of the Restructuring set forth in any Restructuring Document;

(ii)    (A) subject to the receipt of the Disclosure Statement approved by the Disclosure Statement Order, (I) timely vote, or cause to be voted, all of the Claims and Interests held by such Consenting Creditor at the voting record date provided for in the Disclosure Statement Order by timely delivering its duly executed and completed ballot(s) accepting the Plan following commencement of the Solicitation, and (II) not “opt out” of, or object to, any releases or exculpations provided under the Plan (and, to the extent required by the ballot, affirmatively “opt in” to such releases and exculpations), and (B) not change, withdraw or revoke such vote (or cause or direct such vote to be changed, withdrawn or revoked); provided, however, that such vote may be revoked (and, upon such revocation, deemed void ab initio) by such Consenting Creditor at any time following the expiration or termination of the Restructuring Support Period with respect to such Consenting Creditor (it being understood that any termination of the Restructuring Support Period with respect to a Consenting Creditor shall entitle such Consenting Creditor to change its vote in accordance with section 1127(d) of the Bankruptcy Code, and the Solicitation materials with respect to the Plan shall be consistent with this proviso);

(iii)    negotiate in good faith, execute, perform its obligations under, and consummate the transactions contemplated by, the Restructuring Documents to which it is (or will be) a party; provided, however, that no Consenting Creditor shall be obligated to waive (to the extent waivable by such Consenting Creditor) any condition to the consummation of any part of the Restructuring set forth in any Restructuring Document;

(iv)    if any holder of the First Lien Notes has requested the First Lien Notes Trustee to exercise rights or remedies under or with respect to the First Lien Notes Indenture or any of the other First Lien Notes Documents, or if the First Lien Notes Trustee announces that it intends to exercise, or exercises, rights or remedies under or with respect to the First Lien Notes Indenture or any of the other First Lien Notes Documents, instruct the First Lien Notes Trustee not to exercise any rights or remedies, or assert or bring any claims, under or with respect to the First Lien Notes Indenture or any of the other First Lien Notes Documents; provided, however, that nothing in this clause (vi) shall require the Consenting Creditors to waive any Default (as defined in the First Lien Notes Indenture) or Event of Default (as defined in the First Lien Notes Indenture) or any of the obligations arising under the First Lien Notes;

(v)    support approval of the DIP Facilities Motion and consent to the priming of the First Lien Notes Claims by the DIP Term Facility, as contemplated by the DIP Orders; or

(vi)    not, directly or indirectly,

(A)    seek, solicit, support, encourage, propose, assist, consent to, vote for, or enter or participate in any other similar discussions or any agreement with any Person regarding, any Alternative Transaction;

(B)    take any action that is materially inconsistent with this Agreement or any of the Restructuring Documents, or that would, or would reasonably be expected to, prevent, interfere with, delay or impede the implementation, solicitation, confirmation, or consummation of the Restructuring (including, but not limited to, the Bankruptcy Court’s approval of the Restructuring Documents (if applicable), the Solicitation and confirmation of the Plan), including, but not limited to, (I) initiating any Proceeding or taking any other action to oppose the execution or delivery of any of the Restructuring Documents, the performance of any obligations of any party to any of the Restructuring Documents or the consummation of the transactions contemplated by any of the Restructuring Documents, (II) initiating any Proceeding or taking any other action to amend, supplement or otherwise modify any of the Restructuring Documents, which amendment, modification or supplement is not consistent in all material respects with this Agreement or otherwise acceptable to the Debtors and the Requisite Consenting Creditors, or (III) initiating any Proceeding or taking any other action, or exercising or seeking to exercise any rights or remedies (including rights or remedies under the First Lien Notes Documents, as applicable, or under applicable Law) as a holder of Claims and Interests that is barred by or is otherwise materially inconsistent with this Agreement or any of the other Restructuring Documents;

(C)    oppose or object to, or support any other Person’s efforts to oppose or object to, the approval of the First Day Motions, the DIP Facilities Motion, the RSA Assumption Motion, and any other motions filed by any of the Debtors in furtherance of the Restructuring that are consistent in all material respects with this Agreement or which are otherwise acceptable to the Debtors and the Requisite Consenting Creditors;

(D)    oppose the Debtors’ applications to engage (1) Kirkland & Ellis LLP and Kirkland & Ellis International LLP as counsel to the Debtors, (2) Rothschild Inc. as investment banker to the Debtors, (3) Zolfo Cooper as restructuring adviser to the Debtors, or (4) or any individual associated with the foregoing firms as of the date hereof;

(E)    seek to convert any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code or request the appointment of a trustee or examiner in any Chapter 11 Case; or

(F)    timely vote or cause to be voted its Claims and Interests against any Alternative Transaction.

Notwithstanding anything in this Agreement to the contrary, (x) no Consenting Creditor shall be required to incur, assume, become liable in respect of or suffer to exist any expenses, liabilities or other obligations, or agree to or become bound by any commitments, undertakings, concessions, indemnities or other arrangements that could result in expenses, liabilities or other obligations to such Consenting Creditor (except in the case of any Consenting Creditor that is a DIP Lender, such Consenting Creditor’s DIP Commitment, subject to the terms and conditions of the DIP Facilities Documents and DIP Orders), and (y) nothing in this Agreement shall limit any of the rights or remedies of the agent under the DIP Facilities or any of the DIP Lenders under or with respect to any of the DIP Facilities Documents or any of the DIP Orders.

(b)    Rights of Consenting Creditors Unaffected. Nothing contained herein, or in any of the confidentiality agreements in place between the Debtors, each of the Consenting Creditors and their respective advisors, shall: (i) limit (A) the rights of a Consenting Creditor under any applicable bankruptcy, insolvency, foreclosure or similar Proceeding, including appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case, so long as the exercise of any such right is not inconsistent with such Consenting Creditor’s obligations hereunder; (B) the ability of a Consenting Creditor to purchase, sell or enter into any transactions regarding the Claims and Interests, subject to the terms hereof; (C) except as set forth in this Agreement, any right or remedy of any Consenting Creditor under, as applicable, (x) any of the First Lien Notes Documents, and (y) any other applicable agreement, instrument or document that gives rise to a Consenting Creditor’s Claims and Interests; (D) the ability of a Consenting Creditor to consult with any of the other Restructuring Support Parties; (E) the rights of any Consenting Creditor to engage in any discussions, enter into any agreements or take any other action regarding matters to be effectuated after the expiration of the Restructuring Support Period; or (F) the ability of a Consenting Creditor to enforce any right, remedy, condition, consent or approval requirement under this Agreement or any of the Restructuring Documents; (ii) constitute a waiver or amendment of any term or provision of (y) any of the First Lien Notes Documents, or (z) any other agreement, instrument or document that gives rise to a Consenting Creditor’s Claims and Interests; or (iii) constitute a termination or release of any liens granted in connection with the First Lien Notes.

(c)    Transfers. Each Consenting Creditor agrees (severally and not jointly) that, for the duration of the Restructuring Support Period, such Consenting Creditor shall not, directly or indirectly, sell, transfer, loan, issue, pledge, hypothecate, assign, grant, or otherwise dispose of (including by participation) (collectively, “Transfer”), in whole or in part, any of its Claims and Interests, or any option thereon or any right or interest therein (including granting any proxies with respect to any Claims and Interests, depositing any Claims and Interests into a voting trust or entering into a voting agreement with respect to any Claims and Interests), unless the transferee of such Claims and Interests (the “Transferee”) either (i) is a Consenting Creditor at the time of such Transfer or (ii) prior to the effectiveness of such Transfer, agrees in writing, for the benefit of the Restructuring Support Parties, to become a Restructuring Support Party hereunder as a Consenting Creditor and to be bound by all of the terms of this Agreement applicable to a Consenting Creditor (including with respect to any and all Claims and Interests it already may own or control prior to such Transfer), by executing a joinder agreement, substantially in the form attached hereto as Exhibit B (the “Joinder Agreement”), and by delivering an executed copy thereof to (A) counsel to the Debtors and (B) Stroock (in each case, at the addresses for such law firms set forth in Section 20 hereof), in which event (x) the Transferee shall be deemed to be a Consenting Creditor hereunder to the extent of such transferred Claims and Interests (and all Claims and Interests it already may own or control prior to such Transfer), and (y) the transferor shall be deemed to relinquish its rights, and be released from its obligations, under this Agreement solely to the extent of such transferred Claims and Interests; provided, however, that such Transfer shall not, in and of itself, release any Consenting Creditor who is also a DIP Lender from its obligations under, to the extent in effect, the DIP Facilities Documents (the Transfer of DIP Commitments being governed by, to the extent in effect, the DIP Facilities Documents). Notwithstanding the foregoing, the restrictions on Transfer set forth in this Section 3(c) shall not apply to the grant of any liens or encumbrances on any Claims and Interests in favor of a bank or broker-dealer holding custody of such Claims and Interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such Claims and Interests. Each Consenting Creditor agrees (severally and not jointly) that any Transfer of any Claims and Interests that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and each of the Debtors and each other Consenting Creditor shall have the right to enforce the voiding of such Transfer.

(d)    Qualified Market Maker. Notwithstanding anything herein to the contrary, (i) any Consenting Creditor may Transfer any of its Claims and Interests to an entity that is acting in its capacity as a Qualified Marketmaker without the requirement that the Qualified Marketmaker be or become a Consenting Creditor; provided, however, that the Qualified Marketmaker subsequently Transfers all right, title and interest in such Claims and Interests to a Transferee that is or becomes a Consenting Creditor as provided above, and the Transfer documentation between the transferor Consenting Creditor and such Qualified Marketmaker shall contain a requirement that provides as such; and (ii) to the extent any Consenting Creditor is acting in its capacity as a Qualified Marketmaker, it may Transfer any Claims and Interests that it acquires from a holder of such Claims and Interests that is not a Consenting Creditor without the requirement that the Transferee be or become a Consenting Creditor. Notwithstanding the foregoing, if, at the time of the proposed Transfer of any Claims and Interests to a Qualified Marketmaker, such Claims and Interests (x) may be voted on the Plan or any Alternative Transaction, the proposed transferor Consenting Creditor must first vote such Claims and Interests in accordance with the requirements of Section 3(a) hereof, or (y) have not yet been and may not yet be voted on the Plan or any Alternative Transaction and such Qualified Marketmaker does not Transfer such Claims and Interests to a subsequent Transferee prior to the fifth (5th) Business Day prior to the expiration of the voting deadline (such date, the “Qualified Marketmaker Joinder Date”), such Qualified Marketmaker shall be required to (and the Transfer documentation to the Qualified Marketmaker shall have provided that it shall), on the first (1st) Business Day immediately following the Qualified Marketmaker Joinder Date, become a Consenting Creditor with respect to such Claims and Interests in accordance with the terms hereof (provided that, the Qualified Marketmaker shall automatically, and without further notice or action, no longer be a Consenting Creditor with respect to such Claims and Interests at such time that the Transferee of such Claims and Interests becomes a Consenting Creditor with respect to such Claims and Interests).

(e)    Additional Claims and Interests. This Agreement shall in no way be construed to preclude any Consenting Creditor or any Affiliates of such parties from acquiring additional Claims and Interests following its execution of this Agreement. To the extent any Consenting Creditor acquires additional Claims and Interests, such Consenting Creditor agrees (severally and not jointly) that any such additional Claims and Interests shall automatically and immediately be deemed subject to this Agreement, including the obligations with respect to Claims and Interests set forth in Section 3(a) hereof; provided that each Consenting Creditor will provide notice of any such acquisition to counsel to the Debtors and Stroock in accordance with Section 3(c).

4.	Agreements of the Debtors.

(a)    Affirmative Covenants. Each of the Debtors, jointly and severally, agrees that, for the duration of the Restructuring Support Period, the Debtors shall:

(i)    support and take all reasonable actions necessary, or reasonably requested by the Requisite Consenting Creditors, to implement and consummate the Restructuring (including, but not limited to, the Bankruptcy Court’s approval of the Restructuring Documents, the Solicitation, confirmation of the Plan and the consummation of the Restructuring pursuant to the Plan) in accordance with the Milestones set forth in Section 4(a)(iv) hereof;

(ii)    (A) complete the preparation, as soon as reasonably practicable after the Restructuring Support Effective Date, of each of the Plan, the Disclosure Statement and the other Restructuring Documents, (B) provide the Plan, the Disclosure Statement and the other Restructuring Documents to, and afford reasonable opportunity of comment and review of such documents by, each of the Ad Hoc Committee Advisors no less than three (3) Business Days in advance of any filing, execution, distribution or use (as applicable) thereof, (C) consult in good faith with each of the Ad Hoc Committee Advisors regarding the form and substance of the Plan, the Disclosure Statement, and the other Restructuring Documents in advance of the filing, execution, distribution or use (as applicable) thereof, and (D) negotiate in good faith, execute, perform its obligations under, and consummate the transactions contemplated by, the Restructuring Documents to which it is (or will be) a party; provided, however, that the obligations under this Section 4(a)(ii) shall in no way alter or diminish any right expressly provided to any applicable Consenting Creditor under this Agreement to review, comment on, and/or consent to the form and/or substance of any document;

(iii)    unless otherwise required by the Bankruptcy Court or applicable Law, cause the amount of the Claims and Interests held by the Consenting Creditors as set forth on the signature pages attached to this Agreement (or, with respect to any Consenting Creditor that becomes a party hereto after the date hereof, to any Joinder Agreement) to be redacted to the extent this Agreement is (A) filed on the docket maintained in the Chapter 11 Cases or (B) otherwise made publicly available;

(iv)    comply with each of the following milestones (the “Milestones”), which Milestones may be extended (but with no obligation to extend) only with the express prior written consent of the Requisite Consenting Creditors:

(A)    commence the Chapter 11 Cases in the Bankruptcy Court with respect to each of the Debtors, and file the First Day Motions, no later than February 2, 2018 (the date of commencement of the Chapter 11 Cases, the “Petition Date”);

(B)    obtain entry of the Interim DIP Order by the Bankruptcy Court as soon as reasonably practicable after the Petition Date (but in no event later than five (5) Business Days after the Petition Date);

(C)    obtain entry of the Final DIP Order by the Bankruptcy Court as soon as reasonably practicable after the Petition Date (but in no event later than forty (40) calendar days after the Petition Date);

(D)    file the Plan, the Disclosure Statement and the motion for approval of the Disclosure Statement and the Solicitation procedures with the Bankruptcy Court as soon as reasonably practicable after the Petition Date (but in no event later than sixty (60) calendar days after the Petition Date), which Plan shall provide for the Pension Plan Treatment;

(E)    obtain entry of the RSA Order and the Disclosure Statement Order by the Bankruptcy Court, in each case, as soon as reasonably practicable after the Petition Date (but in no event later than 115 calendar days after the Petition Date);

(F)    obtain entry of the Confirmation Order and the Pension Plan Treatment Order by the Bankruptcy Court, in each case as soon as reasonably practicable after the Petition Date (but in no event later than 150 calendar days after the Petition Date); and

(G)    cause the Effective Date to occur as soon as reasonably practicable after the Petition Date (but in no event later than 20 calendar days after the entry of the Confirmation Order, such date, the “Outside Date”);

(v)    (A) conduct, and shall cause their respective Subsidiaries to conduct, their businesses and operations only in the ordinary course in a manner that is consistent with past practices and in compliance with Law, (B) maintain their physical assets, properties and facilities in their working order condition and repair as of the Restructuring Support Effective Date, in the ordinary course, in a manner that is consistent with past practices, and in compliance with Law (ordinary wear and tear excepted), (C) maintain their respective books and records in the ordinary course, in a manner that is consistent with past practices, and in compliance with Law, (D) maintain all insurance policies, or suitable replacements therefor, in full force and effect, in the ordinary course, in a manner that is consistent with past practices, and in compliance with Law, and (E) use commercially reasonable efforts to preserve intact their business organizations and relationships with third parties (including creditors, lessors, licensors, suppliers, distributors and customers) and employees in the ordinary course, in a manner that is consistent with past practices, and in compliance with Law;

(vi)    timely file a formal objection to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order (A) directing the appointment of an examiner with expanded powers or a trustee, (B) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases, or (D) for relief that (x) is inconsistent with this Agreement in any material respect, or (y) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring;

(vii)    timely file a formal objection to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order modifying or terminating any Debtor’s exclusive right to file and/or solicit acceptances of a plan of reorganization;

(viii)    timely file a formal written response in opposition to any objection filed with the Bankruptcy Court by any Person with respect to the DIP Facilities (or motion filed by such Person that seeks to interfere with the DIP Facilities) or any of the adequate protection granted to the Ad Hoc Committee pursuant to the DIP Orders or otherwise;

(ix)    promptly notify the Ad Hoc Committee Advisors (and in any event within two (2) Business Days after obtaining actual knowledge thereof) of (A) any pending, existing, instituted or threatened direct or derivative Proceeding by (1) any Person (other than a Governmental Entity) involving any of the Debtors or any of their respective current or former officers, employees or directors (in their capacities as such) that is material to the Debtors, (2) any Governmental Entity involving any of the Debtors or any of their respective current or former officers, employees or directors (in their capacities as such), except (in any such case) to the extent any of the same are disclosed on the docket maintained in the Chapter 11 Cases; (B) any breach by any Debtor in any respect of any of its obligations, representations, warranties or covenants set forth in this Agreement, the DIP Facilities Documents or either of the DIP Orders; (C) any Material Adverse Effect; (D) the happening or existence of any Event that Cenveo’s board of directors or similar governing bodies of the Debtors determine, in good faith and based upon advice of legal counsel, are likely to make any of the conditions precedent set forth in (or to be set forth in) any of the Restructuring Documents incapable of being satisfied prior to the Outside Date; (E) the occurrence of any Termination Event (as defined below); (F) the receipt of notice from any Governmental Entity or other third party alleging that the consent of such Person is or may be required in connection with the consummation of any part of the Restructuring, unless such notice is disclosed on the docket maintained in the Chapter 11 Cases; and (G) the receipt by any Debtor or any ERISA Affiliate of any Debtor of (1) any notice from the PBGC stating its intention to terminate any Benefit Plan or to have a trustee appointed to administer any Benefit Plan or (2) any notice concerning (a) the imposition of withdrawal liability by any Multiemployer Plan, (b) the insolvency, reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (c) the amount of liability incurred, or that may be incurred, by any Debtor or any ERISA Affiliate of any Debtor in connection with any event described in clause (a) or (b). and (3) after the filing or receipt thereof, of any notice, letter or communication which Debtor or any ERISA Affiliate of any Debtor receives from, or files with, the PBGC with respect to any Benefit Plan or any Multiemployer Plan, if such notice, letter or communication could result in any material liability to any Debtor or any ERISA Affiliate of any Debtor;

(x)    except as expressly provided in the Restructuring Term Sheet, assume or reject each executory contract and unexpired lease between any of the Debtors, on the one hand, and any non-Debtor Affiliate of any of the Debtors or any current or former partner, officer, director, principal, employee, or agent of any such Affiliate, on the other hand (any such executory contract or unexpired lease, a “Related Party Contract”), as directed or instructed by the Requisite Consenting Creditors;

(xi)    maintain its good standing and legal existence under the Laws of the state in which it is incorporated, organized or formed, except to the extent that any failure to maintain its good standing arises solely as a result of the filing of the Chapter 11 Cases;

(xii)    if any Debtor receives an unsolicited proposal or expression of interest with respect to an Alternative Transaction that Cenveo’s board of directors or similar governing bodies of the Debtors reasonably determine, in good faith and based upon advice of legal counsel, that the failure to participate in such discussions would be inconsistent with such board’s or governing body’s fiduciary duties under applicable law, within two (2) Business Days after the receipt of such proposal or expression of interest, notify the Consenting Creditors’ Advisors of the receipt thereof, with such notice to include the material terms thereof;

(xiii)    use reasonable efforts to obtain, file, submit or register any and all required Governmental Entity and/or third party approvals, filings, registrations or notices that are necessary or advisable for the implementation or consummation of the Restructuring or the approval by the Bankruptcy Court of the Restructuring Documents;

(xiv)    obtain entry of a final non-appealable Pension Plan Treatment Order (which orders may include the Confirmation Order), in form and substance acceptable to the Debtors and the Requisite Consenting Creditors;

(xv)    (A) use commercially reasonable efforts to keep the Consenting Creditors reasonably informed about the operations of Cenveo and its direct and indirect subsidiaries, and, subject to applicable non-disclosure agreements and the terms thereof, use commercially reasonable efforts to provide the Consenting Creditors any reasonable information reasonably requested regarding Cenveo or any of its direct and indirect subsidiaries and provide, and direct the Debtors’ current employees, officers, advisors and other representatives to provide, to the Ad Hoc Committee Advisors, (1) upon written request to the Debtors’ counsel, reasonable access during normal business hours to the Debtors’ books, records and facilities, and (2) upon written request to the Debtors’ counsel, reasonable access to the senior management and advisors of the Debtors for the purposes of evaluating the Debtors’ assets, liabilities, operations, businesses, finances, strategies, prospects and affairs, and (B) arrange for a teleconference (the “Management Conference Call”) to take place at least once every other calendar week, which Management Conference Call shall (1) require participation by at least one senior member of the Debtors’ management team and permit participation by such Consenting

Creditors and their advisors as elect to participate therein, who shall be provided with an invitation to, and details of such, Management Conference Call as soon as reasonably practicable prior to the scheduled date therefor, and (2) be intended for purposes of discussing the Debtors’ financials and such other information and matters reasonably related thereto or reasonably requested by the Requisite Consenting Creditors (it being understood that no such response by the Debtors shall require it to disclose or permit the discussion of, any document, information or other matter (x) that constitutes any Debtor’s confidential, trade secret or proprietary information (unless such Consenting Creditor has signed a confidentiality agreement acceptable to the Debtors), (y) in respect of which disclosure to the Consenting Creditors (or their representatives or contractors) is prohibited by law, fiduciary duty or any other binding agreement, or (z) that is subject to attorney client or similar privilege or constitutes attorney work product; provided, that, in each case, the Debtors explain the reason they cannot provide such response).

(b)    Negative Covenants. The Debtors, jointly and severally, agree that, for the duration of the Restructuring Support Period, the Debtors shall not, and the Debtors shall not permit any of their respective Subsidiaries to, directly or indirectly, do or permit to occur any of the following:

(i)    seek, solicit, support, encourage, propose, assist, consent to, vote for, enter or participate in any discussions or any agreement with any Person regarding, pursue or consummate, any Alternative Transaction; provided, however, that the Debtors may respond to and participate in discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited proposal that Cenveo’s board of directors or similar governing bodies of the Debtors reasonably determine, in good faith and based upon advice of legal counsel, that the failure to participate in such discussions would be inconsistent with such board’s or governing body’s fiduciary duties under applicable Law;

(ii)    announce publicly, or announce to any of the Restructuring Support Parties or other holders of Claims and Interests, its intention not to support the Restructuring;

(iii)    take any action that is materially inconsistent with this Agreement or any of the Restructuring Documents, or that would, or would reasonably be expected to, prevent, interfere with, delay or impede the implementation, solicitation, confirmation, or consummation of the Restructuring (including, but not limited to, the Bankruptcy Court’s approval of the Restructuring Documents, the Solicitation and confirmation of the Plan), including, but not limited to, (A) initiating any Proceeding or taking any other action to oppose the execution or delivery of any of the Restructuring Documents, the performance of any obligations of any party to any of the Restructuring Documents or the consummation of the transactions contemplated by any of the Restructuring Documents, (B) initiating any Proceeding or taking any other action to amend, supplement or otherwise modify any of the Restructuring Documents, which amendment, modification or supplement is not consistent in all material respects with this Agreement or otherwise reasonably acceptable to the Requisite Consenting Creditors, or (C) initiating any Proceeding or taking any other action that is barred by or is otherwise materially inconsistent with this Agreement or any of the other Restructuring Documents;

(iv)    execute, deliver and/or file any Restructuring Document (including any amendment, supplement or modification of, or any waiver to, any Restructuring Document) that, in whole or in part, is not consistent in all material respects with this Agreement or is not otherwise reasonably acceptable to the Requisite Consenting Creditors, or file any pleading seeking authorization to accomplish or effect any of the foregoing;

(v)    move for an order (which order may be the Confirmation Order) from the Bankruptcy Court authorizing the assumption or rejection of any executory contract or unexpired lease (other than a Related Party Contract), other than any assumption or rejection except (A) with the prior written consent of the Requisite Consenting Creditors, which consent shall not be unreasonably withheld, or (B) as is expressly contemplated by the Plan, it being understood that the Debtors shall assume, and the Request Consenting Creditors shall not oppose any such assumption of, the employment agreements with the Debtors’ management to the extent and in the manner set forth in the Restructuring Term Sheet;

(vi)    except as expressly provided in the Restructuring Term Sheet, assume or reject any Related Party Contract without the prior written consent of the Requisite Consenting Creditors in their discretion;

(vii)    (A) prepare or commence an avoidance action or other legal Proceeding that challenges (x) the amount, validity, allowance, character, enforceability or priority of any First Lien Note Claims, or (y) the validity, enforceability or perfection of any lien or other encumbrance securing any First Lien Note Claims, or (B) support any third party in connection with any of the acts described in clause (A);

(viii)    enter into any commitment or agreement with respect to debtor-in-possession financing, cash collateral usage, exit financing and/or other financing arrangements, other than as expressly contemplated under the DIP Facilities or the Plan;

(ix)    assert, or support any assertion by any third party, that, in order to act on the provisions of Section 5 hereof, the Consenting Creditors shall be required to obtain relief from the automatic stay from the Bankruptcy Court (and each of the Debtors hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of any Termination Notice (as defined below) in accordance with Section 5 hereof);

(x)    grant or agree to grant any increase in the wages, salary, bonus, commissions, retirement benefits, severance, or other compensation or benefits of any director, manager, or officer of or that is engaged by, any of the Debtors or any of their respective Subsidiaries, except for any increase that is done in the ordinary course of business consistent with past practices or otherwise with the consent of the Requisite Consenting Creditors, provided that the foregoing shall not limit the debtors’ ability to seek approval by the bankruptcy court of any payments on account of wages, salary, bonus commissions, retirement benefits, severance, or other compensation or benefits of any director, manager, or officer of or that is engaged by any of the Debtors or any of their respective Subsidiaries, in each case, that are in effect as of the date hereof;

(xi)    except as expressly provided in the Restructuring Term Sheet, enter into, adopt, or establish any new compensation or employee benefit plans or arrangements (including employment agreements), or amend or agree to amend any existing compensation or employee benefit plans or arrangements (including employment agreements), except for any of the foregoing that is done in the ordinary course of business consistent with past practices or otherwise with the consent of the Requisite Consenting Creditors, provided that the foregoing shall not limit the debtors’ ability to seek approval by the bankruptcy court of any payments on account of existing compensation or employment benefit plans or arrangements (including employment agreements) of any director, manager, or officer of or that is engaged by any of the Debtors or any of their respective Subsidiaries, in each case, that are in effect as of the date hereof;

(xii)    amend or propose to amend its certificate or articles of incorporation, certificate of formation, bylaws, limited liability company agreement, partnership agreement or similar organizational documents;

(xiii)    authorize, create or issue any additional Equity Interests in any of the Debtors, or redeem, purchase, acquire, declare any distribution on or make any distribution on any Equity Interests in any of the Debtors;

(xiv)    (A) incur any liens, security interests or encumbrances, other than as expressly contemplated by the DIP Facilities Documents and the Plan, or (B) pay, or agree to pay, any indebtedness, liabilities or other obligations (including any accounts payable or trade payable) that existed prior to the Restructuring Support Effective Date or that arose from any matter, occurrence, action, omission or circumstance that occurred prior to the Restructuring Support Effective Date, unless the Bankruptcy Court authorizes the Debtors to pay such indebtedness, liabilities or other obligations (including any accounts payable or trade payable) pursuant to the relief granted in connection with the First Day Motions (each of which, for the avoidance of doubt, shall contain terms and conditions that shall be in form and substance reasonably acceptable to the Requisite Consenting Creditors); and

(xv)    settle, agree to settle or compromise any Proceeding described in clause (A) of Section 4(a)(ix) (without giving effect to the exception set forth at the end of such clause (A)) in an amount more than $2,000,000 without the prior written consent of the Requisite Consenting Creditors, which consent shall not be unreasonably withheld.

5.	Termination of Agreement.

(a)    Consenting Creditor Termination Events. The Requisite Consenting Creditors may terminate this Agreement with respect to all Restructuring Support Parties, and such termination shall be effective immediately upon written notice (each, a “Consenting Creditor

Termination Notice”) being delivered by the Requisite Consenting Creditors to each of the non-terminating Restructuring Support Parties and their respective counsel in accordance with Section 20 hereof, at any time after the occurrence, and during the continuation, of any of the following events (each, a “Consenting Creditor Termination Event”), unless waived in writing by the Requisite Consenting Creditors:

(i)    the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by any Debtor of any of its covenants, undertakings, obligations, representations or warranties contained in this Agreement, and, to the extent such breach is curable, such breach remains uncured for a period of five (5) Business Days (it being understood and agreed that the failure by the Debtors to comply with any of the Milestones set forth in Section 4(a)(iv) by the deadlines set forth therein shall not be subject to cure); provided, however, that the right to terminate this Agreement under this Section 5(a)(i) on account of a failure by the Debtors to comply with the Milestones set forth in Section 4(a)(iv) hereof may not be asserted by a Consenting Creditor if the Debtors’ failure to comply with such Milestones is caused solely by, or results solely from, the breach by such Consenting Creditor of its covenants, agreements or obligations under this Agreement;

(ii)    any Debtor obtains debtor-in-possession financing (other than the DIP Facilities) that is in an amount, on terms and conditions, from banks or other financial institutions, or otherwise in form and substance, that (in any such case) is/are not acceptable to the Requisite Consenting Creditors in their discretion;

(iii)    any breach of, or any default under, the documentation related to any of the DIP Facilities Documents resulting in an acceleration of obligations outstanding under either of the DIP Facilities;

(iv)    the occurrence of (A) an event of default under any of the DIP Facilities Documents or the occurrence of a termination event (or similar event) under either of the DIP Orders (without giving effect to any amendments, supplements, modifications or waivers to the DIP Facilities Documents or either of the DIP Orders made or provided after the Restructuring Support Effective Date) or (B) an acceleration of the obligations or termination of commitments under any of the DIP Facilities Documents;

(v)    the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order making illegal, enjoining, or otherwise preventing or prohibiting the consummation of the Restructuring, unless such ruling, judgment or order has been stayed, reversed or vacated within five (5) Business Days after the date of such issuance;

(vi)    the occurrence of a Material Adverse Effect;

(vii)    the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of any Debtor having an aggregate fair market value in excess of $2,000,000;

(viii)    the Bankruptcy Court grants relief that (A) is inconsistent with this Agreement in any material respect, or (B) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring;

(ix)    either DIP Order, the Disclosure Statement Order, the RSA Order, or the Confirmation Order is reversed, stayed, dismissed, vacated, reconsidered, modified or amended without the approval of the Requisite Consenting Creditors;

(x)    the Bankruptcy Court enters an order modifying or terminating any Debtor’s exclusive right to file and/or solicit acceptances of a plan of reorganization;

(xi)    the Bankruptcy Court enters an order (which order may be the Confirmation Order) authorizing or directing the assumption, assumption and assignment, or rejection of an executory contract or unexpired lease, other than any assumption or rejection that (A) is consented to by the Requisite Consenting Creditors, which consent shall not be unreasonably withheld, or (B) is expressly contemplated by the Plan;

(xii)    any Debtor (A) withdraws the Plan, (B) publicly announces, or announces to any of the Restructuring Support Parties or other holders of Claims and Interests, its intention to withdraw the Plan or not support the Plan or its support for an Alternative Transaction, (C) moves to voluntarily dismiss any of the Chapter 11 Cases, (D) moves for conversion of any of the Chapter 11 Cases to cases under chapter 7 under the Bankruptcy Code, or (E) moves for the appointment of an examiner with expanded powers or a chapter 11 trustee;

(xiii)    the waiver, amendment or modification of the Plan or any of the other Restructuring Documents, or the filing by any Debtor of a pleading seeking to waive, amend or modify any term or condition of the Plan or any of the other Restructuring Documents, which waiver, amendment, modification or filing contains any provision that (A) is not consistent in all material respects with this Agreement, or (B) is not otherwise reasonably acceptable to the Requisite Consenting Creditors;

(xiv)    any of the Debtors take any action or initiate any Proceeding, or the Debtors support any Person in connection with any action or Proceeding, seeking to challenge (x) the amount, validity, allowance, character, enforceability or priority of any First Lien Notes Claims, or (y) the validity, enforceability or perfection of any lien or other encumbrance securing any First Lien Notes Claims, or the Bankruptcy Court enters an order granting any such relief;

(xv)    the Bankruptcy Court enters an order (A) directing the appointment of an examiner with expanded powers or a chapter 11 trustee, (B) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or (C) dismissing any of the Chapter 11 Cases;

(xvi)    any Debtor breaches any of the covenants set forth in Sections 4(b)(i), (ii), (viii), or (xiv);

(xvii)    any director, manager or officer of any of the Debtors or any of their respective Subsidiaries or Affiliates objects to any Restructuring Document or takes any action that is inconsistent with this Agreement in any material respect or would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring;

(xviii)    any Debtor exercises its rights or takes any action pursuant to Section 5(b)(iv) or Section 26; or

(xix)    the Debtors terminate this Agreement with respect to the Consenting Creditors pursuant to Section 5(b).

(b)    Debtor Termination Events. The Debtors may terminate this Agreement with respect to all Restructuring Support Parties, and such termination shall be effective immediately upon written notice (each, a “Debtor Termination Notice”) delivered to each of the non-terminating Restructuring Support Parties in accordance with Section 20 hereof, at any time after the occurrence, and during the continuation, of any of the following events (each, a “Debtor Termination Event”), unless waived in writing by the Debtors:

(i)    the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by one or more of the Consenting Creditors of any of their covenants, undertakings, obligations, representations or warranties contained in this Agreement such that the non-breaching Consenting Creditors own or control less than 50.1% in aggregate principal amount of the First Lien Notes owned or controlled by all of the Consenting Creditors, which breach remains uncured for a period of five (5) Business Days;

(ii)    the Bankruptcy Court enters an order (A) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (B) dismissing the Chapter 11 Cases (in each case, other than as a result of any action or Proceeding initiated or supported by the Debtors);

(iii)    the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order making illegal, enjoining, or otherwise preventing or prohibiting the consummation of the Restructuring, unless, in each case, such ruling, judgment or order has been issued at the request one or more Debtors, or, in all other circumstances, such ruling, judgment or order has been stayed, reversed or vacated within five (5) Business Days after such issuance;

(iv)    the board of directors of Cenveo determines in good faith, and after consultation with outside counsel, that continued support for the Restructuring and performance under this Agreement would be inconsistent with the exercise of its fiduciary duties under applicable Law; or

(v)    the Effective Date shall not have occurred by November 2, 2018 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 5(b)(v) shall not be available to the Debtors if the failure of the Effective Date to have occurred by the End Date is caused by, or results from, the breach by any of the Debtors of their respective covenants, agreements or other obligations under this Agreement.

(c)    Mutual Termination. This Agreement may be terminated by mutual written agreement among the Debtors and the Requisite Consenting Creditors. Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate automatically without further required action upon the occurrence of the Effective Date.

(d)    Effect of Termination. Upon the termination of this Agreement with respect to any Restructuring Support Party in accordance with this Section 5, and except as provided in Section 14 hereof, this Agreement shall forthwith become void and of no further force or effect with respect to such Restructuring Support Party, and each such Restructuring Support Party shall, except as otherwise expressly provided in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement, have no further rights, benefits or privileges hereunder, and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable Law and, in the case of the Consenting Creditors, the First Lien Notes Indenture or any of the other First Lien Notes Documents; provided, however, that in no event shall any such termination relieve a Restructuring Support Party from (i) liability for its breach or non-performance of its obligations hereunder prior to the date of such termination or (ii) obligations under this Agreement which by their terms expressly survive termination of this Agreement. Notwithstanding anything to the contrary herein, any of the Consenting Creditor Termination Events or any of the Debtor Termination Events may be waived in accordance with the procedures established by Section 8 hereof, in which case the Termination Event so waived shall be deemed not to have occurred, this Agreement shall be deemed to continue in full force and effect, and the rights and obligations of the Restructuring Support Parties under this Agreement shall be restored, subject to any modification set forth in such waiver. If this Agreement has been terminated in accordance with this Section 5 at a time when permission of the Bankruptcy Court shall be required for a Consenting Creditor to change or withdraw (or cause to change or withdraw) its vote to accept the Plan, neither the Debtors nor any other Restructuring Support Party shall oppose any attempt by such party to change or withdraw (or cause to change or withdraw) such vote at such time.

(e)    Automatic Stay. The Debtors acknowledge and agree (and shall not dispute) that after the commencement of the Chapter 11 Cases, the giving of a Termination Notice by the Requisite Consenting Creditors pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and the Debtors hereby waive, to the maximum extent permitted under applicable Law, the applicability of the automatic stay to the giving of such Termination Notice), and no cure period contained in this Agreement shall be extended without the prior written consent of the Requisite Consenting Creditors.

6.	Good Faith Cooperation; Further Assurances; Acknowledgement.

During the Restructuring Support Period, the Restructuring Support Parties shall cooperate with each other in good faith and shall reasonably coordinate their activities with each other (to the extent reasonably practicable and subject to the terms hereof) in respect of (a) all material matters concerning the implementation of the Restructuring, and (b) the pursuit and support of the Restructuring (including Solicitation, confirmation and consummation of the Plan). Furthermore, subject to the terms hereof, each of the Restructuring Support Parties shall take such reasonable action as may be reasonably necessary to carry out the purposes and intent of this Agreement and the Restructuring, including making and filing any required Governmental Entity filings and voting any Claims and Interests in favor of the Plan (provided that, none of the Consenting Creditors shall be required to incur, assume, become liable in respect of or suffer to exist any expenses, liabilities or other obligations, or agree to or become bound by any commitments, undertakings, concessions, indemnities or other arrangements that could result in expenses, liabilities or other obligations to such Consenting Creditor, in connection therewith). This Agreement is not, and shall not be deemed, a solicitation of votes for the acceptance of a chapter 11 plan of reorganization or a solicitation to tender or exchange any securities. The acceptance of the Plan by the Consenting Creditors will not be solicited until entry by the Bankruptcy Court of the Disclosure Statement Order and the Consenting Creditors have received the Disclosure Statement and related ballots, as approved by the Bankruptcy Court.

7.	Representations and Warranties.

(a)    Each Restructuring Support Party, (severally and not jointly), represents and warrants to the other Restructuring Support Parties that the following statements are true and correct as of the date hereof (or, in the case of a Consenting Creditor that becomes a party hereto after the Restructuring Support Effective Date, as of the date such Consenting Creditor becomes a party hereto):

(i)    such Restructuring Support Party is validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation (as applicable), and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated under this Agreement and perform its obligations contemplated under this Agreement, and the execution and delivery of this Agreement by such Restructuring Support Party and the performance of such Restructuring Support Party’s obligations under this Agreement have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;

(ii)    the execution, delivery and performance by such Restructuring Support Party of this Agreement do not and shall not (A) violate any provision of Law applicable to it, (B) violate its or any of its Subsidiaries’ certificate or articles of incorporation, certificate of formation, bylaws, limited liability company agreement, partnership agreement or similar organizational documents, (C) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its Subsidiaries is a party, other than breaches that arise from the filing of the Chapter 11 Cases, or (D) result in the creation of any lien or other encumbrance of any of its Claims and Interests (except for any lien or encumbrance created by this Agreement);

(iii)    the execution, delivery and performance by such Restructuring Support Party of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action of, with or by, any Governmental Entity, except such filings as may be necessary or required under the Bankruptcy Code;

(iv)    subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of such Restructuring Support Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court or any other court of competent jurisdiction;

(v)    such Restructuring Support Party (A) is a sophisticated party with respect to the subject matter of this Agreement and the transactions contemplated hereby, (B) has adequate information concerning the matters that are the subject of this Agreement and the transactions contemplated hereby, (C) has such knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Agreement and of making an informed investment decision, and has independently and without reliance upon any warranty or representation by, or information from, any other Restructuring Support Party or any officer, employee, agent or representative thereof, of any sort, oral or written, except the warranties and representations expressly set forth in this Agreement, and based on such information as such Restructuring Support Party has deemed appropriate, made its own analysis and decision to enter into this Agreement and the transactions contemplated hereby, and (D) acknowledges that it has entered into this Agreement voluntarily and of its own choice and not under coercion or duress;

(vi)    such Restructuring Support Party is not aware of the occurrence of any Event that, due to any fiduciary or similar duty to any other Person, would prevent it from taking any action required of it under this Agreement; and

(vii)    such Restructuring Support Party is not currently engaged in any discussions, negotiations or other arrangements with respect to any Alternative Transaction with any Person that owns or holds Claims and Interests.

(b)    Each Consenting Creditor, severally and not jointly, represents and warrants to each other Restructuring Support Party that, as of the date hereof (or, in the case of a Consenting Creditor that becomes a party hereto after the Restructuring Support Effective Date, as of the date such Consenting Creditor becomes a party hereto):

(i)    such Restructuring Support Party (A) is the sole beneficial owner of the principal amount or number of Claims and Interests, as applicable, set forth below its name on the signature page hereof (or, in the case of a Consenting Creditor that becomes a party hereto after the Restructuring Support Effective Date, below its name on the signature page of the Joinder Agreement executed and delivered by such Consenting Creditor), and/or (B) has full power and authority to vote on and consent to matters concerning such Claims and Interests, or to exchange, assign and Transfer such Claims and Interests, and to bind the beneficial owners of such Claims and Interests to any such vote, consent, exchange, assignment or Transfer;

(ii)    such Restructuring Support Party has made no prior assignment, sale, participation, grant, conveyance or other Transfer of, and has not entered into any agreement to assign, sell, participate, grant, convey or otherwise Transfer, in whole or in part, any portion of its right, title, or interests in any Claims and Interests that is inconsistent with the representations and warranties of such Restructuring Support Party herein or would render such Restructuring Support Party otherwise unable to comply with this Agreement and perform its obligations hereunder;

(iii)    the Claims and Interests owned by such Restructuring Support Party are free and clear of any option, proxy, voting restriction, right of first refusal or other limitation on disposition of any kind that would reasonably be expected to adversely affect in any way the performance by such Restructuring Support Party of its obligations contained in this Agreement at the time such obligations are required to be performed; and

(iv)    it is an Accredited Investor.

It is understood and agreed that the representations and warranties made by a Consenting Creditor that is an investment manager, advisor or subadvisor of a beneficial owner of Claims and Interests are made with respect to, and on behalf of, such beneficial owner and not such investment manager, advisor or subadvisor, and, if applicable, are made severally (and not jointly) with respect to the investment funds, accounts and other investment vehicles managed by such investment manager, advisor or subadvisor.

(c)    The Debtors represent and warrant to the Consenting Creditors that, as of the Restructuring Support Effective Date:

(i)    within five (5) Business Days of the date hereof, the Debtors shall provide to the Consenting Creditors a true and complete list of each collective bargaining agreement that the Debtors, their ERISA Affiliates, and any other entity that could be viewed as a single employer together with the Debtors or their ERISA Affiliates is party to as of the date hereof, which list shall be included on Schedule 7(c)(i) annexed hereto;

(ii)    Schedule 7(c)(ii), annexed hereto, contains a true and complete list of each plan (other than a multiemployer plan within the meaning of 3(37) of ERISA) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 or Section 430 of the Internal Revenue Code (each, a “Pension Plan”) that the Debtors or any of their ERISA Affiliates sponsor, maintain, or contribute to or, have an obligation to sponsor, maintain or contribute to or any liability with respect to;

(iii)    Schedule 7(c)(iii), annexed hereto contains a true and complete list of each multiemployer plan (within the meaning of 3(37) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 or Section 430 of the Internal Revenue Code (each, a “Multiemployer Plan”) that the Debtors or any of its ERISA Affiliates contributes to or has any liability for, or has any obligation to contribute to or have any liability with respect to, with each such multiemployer plan that the Debtors or their ERISA Affiliates has withdrawn from and for which the withdrawal liability is not been paid in full prior to the date hereof separately identified;

(iv)    within five (5) Business Days of the date hereof, the Debtors shall provide to the Consenting Creditors a list of each post-retirement welfare plan, including any plan providing medical benefits or life insurance as of the date hereof, which list shall be included on Schedule 7(c)(iv) annexed hereto; and

(v)    other than the plans listed on Schedules 7(c)(ii), 7(c)(iii), and 7(c)(iv), the Debtors have no liability, contingent or otherwise, for any Pension Plan or Multiemployer Plan.

8.	Amendments and Waivers.

(a)    Except as otherwise expressly set forth herein, this Agreement, including the Restructuring Term Sheet and any other exhibits or schedules hereto, may not be amended, supplemented, amended and restated, modified or waived except in a writing signed by the Debtors and the Requisite Consenting Creditors; provided, however, that: (i) any amendment, supplement or modification of or to this Section 8 shall require the written consent of all of the Restructuring Support Parties; (ii) any amendment, supplement or modification to any of the definitions of “Requisite Consenting Creditors or “Restructuring Support Parties” shall also require the written consent of all of the Restructuring Support Parties included in any such definition; and (iii) if any such amendment, supplement, modification or waiver would disproportionately and adversely affect any of the rights or obligations (as applicable) of any Consenting Creditor (in its capacity as a holder of First Lien Notes Claims) set forth in this Agreement in a manner that is different or disproportionate in any material respect from the effect on the rights or obligations (as applicable) of other Consenting Creditors (in their capacity as holders of First Lien Notes Claims) set forth in this Agreement (other than in proportion to the amount of such First Lien Notes Claims), such amendment, modification, waiver or supplement shall also require the written consent of such adversely affected Consenting Creditor (it being understood that in determining whether consent of any Consenting Creditor is required pursuant to this clause (iii), no personal circumstances of such Consenting Creditor shall be considered).

(b)    In determining whether any consent or approval has been given or obtained by the Requisite Consenting Creditors, any then-existing Consenting Creditor that is in material breach of its covenants, obligations or representations under this Agreement (and the respective First Lien Notes held by such Consenting Creditor) shall be excluded from such determination and the First Lien Notes held by such Consenting Creditor shall be treated as if they were not outstanding.

9. Transaction	Expenses.

(a)    Whether or not the transactions contemplated by this Agreement are consummated and, in each case, subject to the terms of the applicable engagement letter or fee reimbursement letter, the DIP Orders (after the DIP Orders are entered by the Bankruptcy Court), the Debtors hereby agree, on a joint and several basis, to pay in cash the Transaction Expenses as follows: (i) all accrued and unpaid Transaction Expenses incurred up to (and including) the Restructuring Support Effective Date shall be paid in full in cash on or prior to the Restructuring Support Effective Date, (ii) prior to the Petition Date and after the Restructuring Support Effective Date, all accrued and unpaid Transaction Expenses incurred prior to the Petition Date (and not previously paid pursuant to the preceding clause (i)) shall be paid in full in cash by the Debtors on a regular and continuing basis promptly, and in any event, prior to the Petition Date against receipt of invoices, (iii) after the Petition Date, to the extent permitted by order of the Bankruptcy Court, all accrued and unpaid Transaction Expenses shall be paid in full in cash by the Debtors on a regular and continuing basis promptly (but in any event within five (5) Business Days) against receipt of invoices, unless otherwise set forth in an applicable order of the Bankruptcy Court, (iv) upon termination of this Agreement with respect to any Restructuring Support Party, all accrued and unpaid Transaction Expenses of the Consenting Parties’ Advisors to such Restructuring Support Party incurred up to (and including) the date of such termination shall be paid promptly (but in any event within five (5) Business Days) in full in cash, against receipt of invoices, and (v) on the Effective Date, so long as this Agreement has not been terminated with respect to all Restructuring Support Parties (other than a termination pursuant to the second sentence of Section 5(c)), all accrued and unpaid Transaction Expenses incurred up to (and including) the Effective Date shall be paid in full in cash on the Effective Date against receipt of reasonably detailed invoices, without any requirement for Bankruptcy Court review or further Bankruptcy Court order. For the avoidance of doubt, copies of all invoices shall be provided contemporaneously to the Debtors and the Consenting Holders’ Advisors.

(b)    The terms set forth in this Section 9 shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement are consummated. The Debtors hereby acknowledge and agree that the Consenting Creditors have expended, and will continue to expend, considerable time, effort and expense in connection with this Agreement and the negotiation of the Restructuring, and that this Agreement provides substantial value to, is beneficial to, and is necessary to preserve, the Debtors, and that the Consenting Creditors have made a substantial contribution to the Debtors and the Restructuring. If and to the extent not previously reimbursed or paid in connection with the foregoing, subject to the approval of the Bankruptcy Court, the Debtors shall reimburse or pay (as the case may be) all Transaction Expenses pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise. The Debtors hereby acknowledge and agree that the Transaction Expenses are of the type that should be entitled to treatment as, and the Debtors shall seek treatment of such Transaction Expenses as, administrative expense claims pursuant to sections 503(b) and 507(a)(2) of the Bankruptcy Code.

10.	Effectiveness.

This Agreement shall become effective and binding upon the Restructuring Support Parties when counterpart signature pages to this Agreement have been executed and delivered by the Debtors, and each of the Initial Consenting Creditors holding, in the aggregate, more than 50% of the aggregate outstanding principal amount of the First Lien Notes (the date and time this Agreement becomes effective and binding upon the Restructuring Support Parties, the “Restructuring Support Effective Date”). In addition to (and without limiting) the terms of Section 3(c), a Person that owns or controls First Notes Claims and/or Second Lien Notes Claims or other Claims and Interests may become a party hereto as a Consenting Creditor by executing a Joinder Agreement and delivering an executed copy thereof to counsel to the Debtors and Stroock (in each case, at the addresses for such law firms set forth in Section 20 hereof), in which event such Person shall be deemed to be a Consenting Creditor hereunder to the extent of the Claims and Interests owned and controlled by such Person. With respect to any Person that becomes a party to this Agreement by executing and delivering a Joinder Agreement after the Restructuring Support Effective Date, this Agreement shall become effective as to such Person at the time such Joinder Agreement is executed and delivered to counsel to the Debtors and Stroock (in each case, at the addresses for such law firms set forth in Section 20 hereof).

11.	Conflicts.

The Restructuring Term Sheet is supplemented by the terms and conditions of this Agreement. However, to the extent this Agreement is silent as to a particular matter set forth in the Restructuring Term Sheet, such matter shall be governed by the terms and conditions set forth in the Restructuring Term Sheet. In the event the terms and conditions as set forth in the Restructuring Term Sheet and this Agreement are inconsistent, the terms and conditions of the Restructuring Term Sheet shall control. In the event of any conflict among the terms and provisions of the Plan, this Agreement and/or the Restructuring Term Sheet, the terms and provisions of the Plan shall control. In the event of any conflict among the terms and provisions of the Confirmation Order and the Plan, the terms and provisions of the Confirmation Order shall control. Notwithstanding the foregoing, nothing contained in this Section 11 shall affect, in any way, the requirements set forth herein for the amendment of this Agreement.

12.	GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION (EXCEPT TO THE EXTENT IT MAY BE PREEMPTED BY THE BANKRUPTCY CODE). BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE RESTRUCTURING SUPPORT PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT, DISPUTE OR PROCEEDING ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE FEDERAL OR STATE COURTS LOCATED IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, AND THE RESTRUCTURING SUPPORT PARTIES IRREVOCABLY CONSENT TO THE JURISDICTION OF SUCH COURTS AND WAIVE ANY OBJECTIONS AS TO VENUE OR INCONVENIENT FORUM. NOTWITHSTANDING THE FOREGOING CONSENT TO JURISDICTION, FOLLOWING THE COMMENCEMENT OF THE CHAPTER 11 CASES AND SO LONG AS THE BANKRUPTCY COURT HAS JURISDICTION OVER THE DEBTORS, EACH OF THE RESTRUCTURING SUPPORT PARTIES AGREES THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF THE BANKRUPTCY COURT. EACH RESTRUCTURING SUPPORT PARTY IRREVOCABLY

WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.	Specific Performance/Remedies.

It is understood and agreed by the Restructuring Support Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Restructuring Support Party and each non-breaching Restructuring Support Party shall be entitled to seek specific performance and injunctive or other equitable relief (including reasonable attorneys’ fees, costs and expenses) as a remedy of any such breach, in addition to any other remedy to which such non-breaching Restructuring Support Party may be entitled, at law or in equity, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Bankruptcy Court requiring any Restructuring Support Party to comply promptly with any of its obligations hereunder. Each Restructuring Support Party hereby waives any requirement for the securing or posting of any bond in connection with such remedies.

14.	Survival.

Notwithstanding the termination of this Agreement pursuant to Section 5 hereof, the agreements and obligations of the Restructuring Support Parties in this Section 14 and Sections 5(d), 5(e), 8, 9 (solely for purposes of enforcement of the payment of Transaction Expenses accrued through the occurrence of the applicable Termination Event), 12, 13, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, and 25 hereof, the last paragraph of Section 2, and the last paragraph of Section 3(a), and any defined terms used in any of the forgoing Sections or paragraphs (solely to the extent used therein), shall survive such termination and shall continue in full force and effect in accordance with the terms hereof.

15.	Headings.

The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

16.	Successors and Assigns; Severability.

This Agreement is intended to bind and inure to the benefit of the Restructuring Support Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives; provided, however, that nothing contained in this Section 16 shall be deemed to permit sales, assignments or other Transfers of the Claims and Interests other than in accordance with Sections 3(c) and 3(d) of this Agreement. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and this Agreement shall continue in full force and effect; provided, however, that nothing in this Section 16 shall be deemed to amend, supplement or otherwise modify, or constitute a waiver of, any Termination Event. Upon any such determination of invalidity, the Restructuring Support Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the

Restructuring Support Parties as closely as possible, in a reasonably acceptable manner, such that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

17.	No Third-Party Beneficiaries.

This Agreement shall be solely for the benefit of the Restructuring Support Parties and no other Person shall be a third-party beneficiary hereof.

18.	Prior Negotiations; Entire Agreement.

This Agreement, including the exhibits and schedules hereto, constitutes the entire agreement of the Restructuring Support Parties, and supersedes all other prior negotiations, with respect to the subject matter of this Agreement, whether written or oral; provided, however, that any confidentiality agreement executed by any Consenting Creditor shall survive execution and delivery of this Agreement and shall continue in full force and effect, subject to the terms thereof, irrespective of the terms hereof.

19.	Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Any execution copies of this Agreement and executed counterpart signature pages to this Agreement may be delivered by electronic mail (“e-mail”) or other electronic imaging means, which shall be deemed to be an original for the purposes of this Section 19; provided, however, that signature pages executed by the Consenting Creditors shall be delivered to (a) each of the other Consenting Creditors in a redacted form that removes the Consenting Creditors’ holdings of Claims and Interests, and (b) the Debtors and the Ad Hoc Committee Advisors in an unredacted form.

20.	Notices.

All notices, requests, demands, document deliveries and other communications under this Agreement shall be in writing and shall be deemed to have been duly given, provided, made or received (a) when delivered personally, (b) when sent by e-mail, (c) one (1) Business Day after deposit with an overnight courier service, or (d) three (3) Business Days after mailed by certified or registered mail, return receipt requested, with postage prepaid to the Restructuring Support Parties at the following addresses or e-mail addresses (or at such other addresses or e-mail addresses for a Restructuring Support Party as shall be specified by like notice):

If to the Debtors:

Cenveo, Inc.

200 First Stamford Place, 2nd Floor

Stamford, Connecticut 06902

Attn.:  Ayman Zameli

Email: Ayman.Zameli@cenveo.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn.:  Jonathan S. Henes

   Joshua A. Sussberg

   George Klidonas

Email: jhenes@kirkland.com

   jsussberg@kirkland.com

   george.klidonas@kirkland.com

-and-

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attn.:  Gregory F. Pesce

   Melissa N. Koss

Email: gregory.pesce@kirkland.com

   melissa.koss@kirkland.com

If to the Consenting Creditors:

To each Consenting Creditor at the addresses or e-mail addresses set forth in the Consenting Creditors’ signature pages to this Agreement (or in the signature page to a Joiner Agreement in the case of any Consenting Creditor that becomes a party hereto after the Restructuring Support Effective Date)

with copies to (which shall not constitute notice):

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Attn:  Brett Lawrence

 Erez Gilad

 Gabriel Sasson

Email: blawrence@stroock.com

   egilad@stroock.com

   gsasson@stroock.com

21.	Reservation of Rights; No Admission.

Except as expressly provided in this Agreement and in any amendment hereto, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each of the Restructuring Support Parties to (a) protect and preserve its rights, remedies and interests, including its claims against any of the other Restructuring Support Parties (or their respective Affiliates or Subsidiaries), (b) consult with any of the other Restructuring Support Parties, (c) fully participate in any bankruptcy case filed by any Debtor, or (d) purchase, sell or enter into any transactions in connection with Claims and Interests, in each case subject to the terms hereof. Without limiting the foregoing sentence in any way, if the Restructuring is not consummated, or if this Agreement is terminated for any reason, nothing shall be construed herein as a waiver by any Restructuring Support Party of any or all of such Restructuring Support Party’s rights, remedies, claims and defenses and the Restructuring Support Parties expressly reserve any and all of their respective rights, remedies, claims and defenses. No Consenting Creditor shall have, by reason of this Agreement, a fiduciary relationship in respect of any other Restructuring Support Party, any holder of Claims and Interests, or any other Person, and nothing in this Agreement (including the Restructuring Term Sheet), express or implied, is intended to impose, or shall be construed as imposing, upon any Consenting Creditor any obligations in respect of this Agreement or the Restructuring except as expressly set forth herein. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Restructuring Support Parties. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other applicable Law, foreign or domestic, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any Proceeding other than a Proceeding to enforce its terms. This Agreement, the Restructuring Term Sheet and the Plan shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Restructuring Support Party of any claim, fault, liability or damages whatsoever (including with respect to any Pension Plan or Multiemployer Plan and it is hereby acknowledged and agreed that the Consenting Creditors are continuing to conduct diligence with respect to the Pension Plans and Multiemployer Plans). Each of the Restructuring Support Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

22.	Prevailing Party.

If any Restructuring Support Party brings a Proceeding against any other Restructuring Support Party based upon a breach by such Restructuring Support Party of its obligations hereunder, the prevailing Restructuring Support Party shall be entitled to the reimbursement of all reasonable fees and expenses incurred, including reasonable attorneys’, accountants’ and financial advisors’ fees in connection with such Proceeding, from the non-prevailing Restructuring Support Party.

23.	Representation by Counsel.

Each Restructuring Support Party acknowledges that it has been represented by, or has been provided a reasonable period of time to obtain access to and advice by, counsel with respect to this Agreement and the Restructuring contemplated herein. Accordingly, any rule of Law or any legal decision that would provide any Restructuring Support Party with a defense to the enforcement of the terms of this Agreement against such Restructuring Support Party based upon lack of legal counsel shall have no application and is expressly waived.

24.	Relationship Among Restructuring Support Parties.

Notwithstanding anything herein to the contrary, the duties and obligations of the Consenting Creditors under this Agreement shall be several, not joint. It is understood and agreed that no Consenting Creditor has any duty of trust or confidence in any kind or form with any other Restructuring Support Party, and, except as expressly provided in or expressly contemplated by this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Consenting Creditor is not prohibited from trading in the Claims and Interests of any Debtor without the consent of any other Restructuring Support Party, subject, however, to compliance with the terms of this Agreement; provided, however, that no Consenting Creditor shall have any responsibility for any such trading to any other entity by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between the Restructuring Support Parties shall in any way affect or negate this understanding and agreement. No Consenting Creditor shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in Section 13(d) of the Exchange Act) with any other Restructuring Support Party. For the avoidance of doubt, no action taken by a Consenting Creditor pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Consenting Creditors are in any way acting in concert or as such a “group.”

25.	Disclosure; Publicity.

The Debtors shall submit drafts to the Ad Hoc Committee Advisors of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least three (3) Business Days prior to making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith. Except as required by Law, no Restructuring Support Party or its advisors shall (a) use the name of any Consenting Creditor in any public manner (including in any press release) with respect to this Agreement, the Restructuring or any of the Restructuring Documents or (b) disclose to any Person (including, for the avoidance of doubt, any other Consenting Creditor), other than advisors to the Debtors, the principal amount or percentage of any Claims and Interests held by any Consenting Creditor, or the DIP Commitment amount of any DIP Lender, in each case, without such Consenting Creditor’s or DIP Lender’s prior written consent; provided, however, that (i) if such disclosure is required by Law, the disclosing Restructuring Support Party shall afford the relevant Consenting Creditor or DIP Lender a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Claims and Interests held by the Consenting Creditors in the aggregate. Notwithstanding the provisions in this Section 25, (x) any Restructuring Support Party may disclose the identities of the Restructuring Support Parties in any action to enforce this Agreement or in any action for damages as a result of any breaches hereof, and (y) any Restructuring Support Party may disclose, to the extent expressly consented to in writing by a Consenting Creditor or DIP Lender, such Consenting Creditor’s identity and individual holdings.

26.	Fiduciary Duties.

Notwithstanding any other provision in this Agreement to the contrary, nothing in this Agreement shall require any Debtor, nor any board of directors or managers of any Debtor, to take or refrain from taking any action pursuant to this Agreement (including, without limitation, terminating this Agreement), to the extent such Debtor or board of directors or mangers reasonably determines in good faith, based on the written advice of external counsel (including counsel to the Debtors), that taking, or refraining from taking, such action, as applicable, would be inconsistent with its fiduciary obligations under applicable law, in which case, the Debtors shall promptly notify each of the Consenting Creditors (and in any event within two (2) Business Days following any such determination) and may terminate this Agreement in accordance with Section 5(b)(iv) hereof. The Debtors hereby acknowledge and agree that, as of the Restructuring Support Effective Date, the Debtors’ entry into this Agreement does not violate, and is consistent with, the fiduciary duties of the Debtors’ directors, managers, or officers, as applicable.

27.	Consideration

Each Restructuring Support Party hereby acknowledges that no consideration, other than that specifically described herein or in the Plan, shall be due or paid to any Restructuring Support Party for its agreement (subsequent to proper disclosure and solicitation) to vote to accept the Plan or to otherwise support and take actions to effectuate the Restructuring in accordance with the terms and conditions of this Agreement, other than each of the Restructuring Support Parties’ representations, warranties, and agreements with respect to their commitments hereunder regarding the consummation of the Restructuring and the confirmation and consummation of the Plan.

28.	Acknowledgements.

THIS AGREEMENT, THE RESTRUCTURING TERM SHEET, THE PLAN, THE OTHER RESTRUCTURING DOCUMENTS, THE RESTRUCTURING, AND THE TRANSACTIONS CONTEMPLATED HEREIN AND THEREIN ARE THE PRODUCT OF ARMS’-LENGTH NEGOTIATIONS BETWEEN THE RESTRUCTURING SUPPORT PARTIES AND THEIR RESPECTIVE REPRESENTATIVES. EACH RESTRUCTURING SUPPORT PARTY HEREBY ACKNOWLEDGES THAT THIS AGREEMENT IS NOT, AND SHALL NOT BE DEEMED TO BE, A SOLICITATION OF VOTES FOR THE ACCEPTANCE OF THE PLAN OR REJECTION OF ANY OTHER CHAPTER 11 PLAN FOR PURPOSES OF SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE OR OTHERWISE. THE PROPONENTS OF THE PLAN SHALL NOT SOLICIT ACCEPTANCES OF THE PLAN FROM ANY PERSON UNTIL THE PERSON HAS BEEN PROVIDED WITH

A COPY OF THE PLAN, DISCLOSURE STATEMENT, AND RELATED DOCUMENTS. NOTHING IN THIS AGREEMENT SHALL REQUIRE ANY RESTRUCTURING SUPPORT PARTY TO TAKE ANY ACTION PROHIBITED BY THE BANKRUPTCY CODE, THE SECURITIES ACT, ANY OTHER APPLICABLE LAW OR REGULATION, OR AN ORDER OR DIRECTION OF ANY COURT OR ANY OTHER GOVERNMENTAL ENTITY.

[Signature pages follow]

IN WITNESS WHEREOF, the Restructuring Support Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

Cenveo, Inc.

By:	/s/ Robert G. Burton, Sr.
Name:	Robert G. Burton, Sr.
Title:	Chairman and CEO

Cenveo Corporation

By:	/s/ Robert G. Burton, Sr.
Name:	Robert G. Burton, Sr.
Title:	Chairman and CEO

[Restructuring Support Agreement Signature Page]

CONSENTING CREDITOR

By:
Name:
Title:

Notice Address:

Attention:

Principal Amount of First Lien Notes: $

Principal Amount of Second Lien Notes: $

Principal Amount of Other Claims: $

Equity Interests:

[Restructuring Support Agreement Signature Pages]

EXHIBIT A

RESTRUCTURING TERM SHEET

THIS RESTRUCTURING TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF ANY CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE OR ANY OTHER PLAN OF REORGANIZATION OR SIMILAR PROCESS UNDER ANY OTHER APPLICABLE LAW. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS, PROVISIONS OF THE BANKRUPTCY CODE AND/OR OTHER APPLICABLE LAWS. THIS RESTRUCTURING TERM SHEET IS NOT BINDING AND IS SUBJECT TO APPROVAL BY THE AD HOC COMMITTEE (AS DEFINED BELOW). IN ADDITION, NO PARTY SHALL BE BOUND WITH RESPECT TO ANY TRANSACTION UNTIL THE EXECUTION AND DELIVERY OF DEFINITIVE DOCUMENTATION AFTER OBTAINING ALL NECESSARY INTERNAL APPROVALS. THIS RESTRUCTURING TERM SHEET IS FOR SETTLEMENT DISCUSSION PURPOSES ONLY, IS SUBJECT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE, AND CANNOT BE DISCLOSED TO ANY OTHER PERSON OR ENTITY WITHOUT THE CONSENT OF THE COMPANY (AS DEFINED IN THE RESTRUCTURING SUPPORT AGREEMENT (AS DEFINED BELOW)) AND THE AD HOC COMMITTEE.

CENVEO, INC., et al. Restructuring Term Sheet[1]

Overview

Introduction	This term sheet (this “Restructuring Term Sheet”) contemplates a comprehensive restructuring of the Debtors (the “Restructuring”). The Restructuring contemplates, among other things, that the Debtors shall commence voluntary chapter 11 cases in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) for the purposes of implementing the Plan. To effectuate the Restructuring, the Debtors and the members of the Ad Hoc Committee intend to enter into the Restructuring Support Agreement, to which this Term Sheet shall be attached as Exhibit A.

DIP Facilities	In connection with the Restructuring, the Debtors shall obtain (1) a $190 million senior secured debtor-in-possession, asset based loan facility to be provided by certain lenders under the Prepetition ABL Facility (the “DIP ABL Facility”), and (2) a $100 million senior secured debtor-in-possession, multiple-draw term loan facility to be provided by the members of the Ad Hoc Committee (the “DIP Term Facility”, and together with the DIP ABL Facility, the “DIP Facilities”), pursuant to the

[1]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Schedule 1 attached hereto or the Restructuring Support Agreement to which this Restructuring Term sheet is attached (the “Restructuring Support Agreement”), as applicable.

credit agreements substantially in the forms attached hereto as Exhibit 1 (the “DIP Credit Agreements”), in each case, subject to entry of interim and final orders of the Bankruptcy Court, each in form and substance acceptable to the applicable DIP Lenders (as defined in the DIP Credit Agreements). The DIP ABL Facility shall “roll up” all amounts outstanding under the Prepetition ABL Facility on the terms set forth in the DIP Credit Agreements.

Treatment of Unclassified Claims

Administrative, Priority Tax, and Other Priority Claims	Each holder of an allowed administrative, priority tax, or other priority claim shall be paid in full in cash on the effective date of the Plan (the “Effective Date”), or in the ordinary course of business as and when due, or otherwise receive treatment consistent with the provisions of section 1129(a) of the Bankruptcy Code.

DIP Facility Claims

DIP ABL Claims. On the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for all claims on account of, arising under or in connection with the DIP ABL Facility (the “DIP ABL Claims”), all amounts outstanding under the DIP ABL Facility as of the Effective Date shall be (a) paid in full in cash from the proceeds of the Exit ABL Facility or (b) exchanged into the Exit ABL Facility on terms acceptable to the Debtors and the Requisite Consenting Creditors.

DIP Term Claims. On the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for all claims on account of, arising under or in connection with the DIP Term Facility (the “DIP Term Claims, and together with the DIP ABL Claims, the “DIP Facility Claims”), all amounts outstanding under the DIP Term Facility as of the Effective Date shall be (a) paid in full in cash from the proceeds of the Exit Debt Facility or (b) exchanged into the Exit Debt Facility on terms acceptable to the Debtors and the Requisite Consenting Creditors.

Treatment of Classified Claims and Interests

FILO Notes Claims

Treatment. On the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each FILO Notes Claim, each FILO Notes Claim shall, as determined by the Debtors, subject to the reasonable consent of the Requisite Consenting Creditors, (a) be paid in full in cash from the proceeds of the Exit Debt Facility, (b) be reinstated, or (c) receive a treatment consistent with section 1129(b) of the Bankruptcy Code.

Voting Status. To be determined.

2

Other Secured Claims

Treatment. On or after the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each allowed Other Secured Claim, at the option of the Debtors (with the reasonable consent of the Requisite Consenting Creditors) or the Reorganized Debtors, as applicable, each holder of any such Claim (i) shall receive payment in cash in an amount equal to such Claim, (ii) shall receive the collateral underlying such Claim, (iii) shall have such Claim reinstated, or (iv) shall receive such other treatment so as to render such Claim unimpaired pursuant to section 1124 of the Bankruptcy Code.

Voting. Unimpaired; not entitled to vote to accept or reject the Plan.

First Lien Notes Claims

Treatment. On the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each First Lien Notes Claim, each holder of any such Claim will receive its pro rata share of: (a) the New Second Lien Debt with an aggregate principal amount equal to the greater of (i) $200 million, and (ii) an amount equal to $450 million minus the Adjusted Exit Debt Amount (the “New Second Lien Debt Amount”); provided that, in the event the Debtors obtain an Additional Exit Financing, the proceeds of such Additional Exit Financing shall be distributed on the Effective Date to the holders of First Lien Notes Claims in lieu of New Second Lien Debt otherwise issuable to such holder under the Plan, on a dollar for dollar basis, and (b) 99.5% of the Reorganized Cenveo Equity Interests, subject to dilution by the Management Incentive Plan (as defined below).

Voting Status. Impaired; entitled to vote to accept or reject the Plan.

Second Lien Notes Claims

Treatment. On the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Second Lien Notes Claim, each holder of any such Claim will receive its pro rata share of 0.5% of the Reorganized Cenveo Equity Interests, subject to dilution by the Management Incentive Plan.

Voting Status. Impaired; entitled to vote to accept or reject the Plan.

Unsecured Notes Claims

Treatment. On the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Unsecured Notes Claim, each holder of any such Claim will receive its pro rata share of the Cash Pool Distribution.

Voting Status. Impaired; entitled to vote to accept or reject the Plan.

General Unsecured Claims	Treatment. On or as soon as reasonably practicable after, the Effective Date (and subject to the allowance, objection and distribution procedures set forth in the Plan), except to the extent that a holder agrees to less favorable treatment, in full and final satisfaction, compromise, settlement,

3

release, and discharge of and in exchange for each allowed General Unsecured Claim, each holder of any such Claim shall receive its pro rata share of the Cash Pool Distribution.

Voting Status. Impaired; entitled to vote to accept or reject the Plan.

Section 510(b) Claims

Treatment. Any claim subject to subordination under section 510(b) of the Bankruptcy Code (collectively, the “Section 510(b) Claims”) shall be canceled, released, and extinguished, and holders thereof shall receive no recovery or distribution under the Plan.

Voting Status. Impaired; deemed to reject the Plan.

Intercompany Claims

Treatment. Each Claim held by a Debtor against another Debtor shall, at the Debtors’ discretion, with the reasonable consent of the Requisite Consenting Creditors, either be (a) reinstated as of the Effective Date or (b) cancelled, in which case, no distribution shall be made on account of such Claim.

Voting Status. Deemed to reject the Plan or presumed to accept the Plan; not entitled to vote to accept or reject the Plan.

Intercompany Interests

Treatment. Each Intercompany Interest shall either be (a) reinstated as of the Effective Date or (b) cancelled, in which case no distribution shall be made on account of such Intercompany Interest, in each case as determined by the Debtors with the reasonable consent of the Requisite Consenting Creditors.

Voting Status. Deemed to reject the Plan or presumed to accept the Plan; not entitled to vote to accept or reject the Plan.

Existing Equity Interests in Cenveo

Treatment. All Existing Equity Interests in Cenveo, whether represented by stock, preferred share purchase rights, warrants, options, or otherwise, will be cancelled, released, and extinguished and the holders of such Existing Equity Interests will receive no distribution under the Plan on account thereof.

Voting Status. Impaired; deemed to reject the Plan.

Discharge, Releases, Exculpation, and Injunction Provisions

Releases and Related Provisions	The Plan will include discharge, release, exculpation and injunction provisions substantially similar to the provisions set forth on Exhibit 4 attached hereto, in each case, to the maximum extent permitted under applicable law and otherwise acceptable to the Debtors and reasonably acceptable to the Requisite Consenting Creditors.

4

Other Key Terms

Restructuring Documents

All Restructuring Documents shall be consistent in all respects with the Restructuring Support Agreement and this Restructuring Term Sheet.

The Plan Supplement shall also contain a “Description of Restructuring Transactions” which shall include a description of the transaction steps to be implemented to effectuate the Restructuring, including any changes to the corporate and/or capital structure of the Reorganized Debtors (to the extent known) to be made on the Effective Date, as determined by the Debtors with the reasonable consent of the Requisite Consenting Creditors except to the extent otherwise expressly set forth herein. For the avoidance of doubt, changes to the corporate and/or capital structure may include, but are not limited to, (i) the conversion of one or more of the Debtors into corporations, limited liability companies or partnerships, (ii) the creation of one or more newly formed Entities and/or holding companies with respect to the Reorganized Debtors, (iii) the issuance of intercompany liabilities and/or intercompany equity, and (iv) any “election” that may be made for United States federal income tax purposes.

Critical Vendors	The Debtors will treat certain holders of General Unsecured Claims as “critical vendors” pursuant to first-day orders, subject to the terms of the DIP Facilities.

Milestones	The Debtors shall comply with the milestone deadlines set forth on Exhibit 2 attached hereto.

Exit Debt Facility	On the Effective Date, the Reorganized Debtors shall enter into an exit debt financing facility (the “Exit Debt Facility”) in an aggregate principal amount necessary to repay, satisfy or fund, as applicable, (i) the aggregate amount of claims outstanding under the DIP Term Facility as of the Effective Date, (ii) the aggregate amount of FILO Note Claims outstanding as of the Effective Date (to the extent such claims are not reinstated or treated pursuant to section 1129(b) of the Bankruptcy Code under the Plan), (iii) up to an additional $82 million; provided, however that the Reorganized Debtors shall have minimum liquidity (including unrestricted cash and availability under the Exit ABL Facility as of the Effective Date) of $65 million; provided, further, however, that the principal amount of the Exit Debt Facility may be further increased with the prior written consent of the Requisite Consenting Creditors. The terms, conditions and amount of the Exit Debt Facility shall otherwise be reasonably acceptable to the Debtors and the Requisite Consenting Creditors.

Exit ABL Facility	On the Effective Date, the Reorganized Debtors shall enter into the Exit ABL Facility in an aggregate commitment amount of $190 million. The terms and conditions of the Exit ABL Facility shall be acceptable to the Debtors and reasonably acceptable to the Requisite Consenting Creditors.

5

Additional Exit Financing	The Debtors may raise additional exit non-convertible debt financing on terms acceptable to the Debtors and reasonably acceptable to the Requisite Consenting Creditors, the proceeds of which shall be used to satisfy all or a portion of the First Lien Notes Claims in whole or in part in cash on the Effective Date (the “Additional Exit Financing”). The cash proceeds of any Additional Exit Financing shall be distributed to the holders of the First Lien Debt Claims under the Plan. Any amount of cash distributed to the holders of First Lien Notes Claims in lieu of Second Lien Debt on the Effective Date will result in a dollar-for-dollar reduction of the principal amount of the Second Lien Debt otherwise issuable to the holders of the First Lien Debt Claims under the Plan. The terms of any such Additional Exit Financing shall be set forth in the Plan Supplement.

New Second Lien Debt	On the Effective Date, except to the extent that the Debtors obtain any Additional Exit Financing, the Reorganized Debtors shall issue New Second Lien Debt with an aggregate principal amount equal to the New Second Lien Debt Amount to holders of First Lien Notes Claims.

Reorganized Cenveo Equity Interests

On the Effective Date, Reorganized Cenveo shall issue the Reorganized Cenveo Equity Interests in accordance with the terms of the Plan and the New Organizational Documents, without the need for any further corporate or shareholder action.

Upon the Effective Date, (i) the Reorganized Cenveo Equity Interests shall not be registered under the Securities Act, and shall not be listed for public trading on any securities exchange, and (ii) none of the Reorganized Debtors will be a reporting company under the Exchange Act.

The distribution of Reorganized Cenveo Equity Interests pursuant to the Plan may be made by delivery of one or more certificates representing such new equity interests as described herein, by means of book entry registration on the books of the transfer agent for shares of Reorganized Cenveo Equity Interests or by means of book entry exchange through the facilities of a transfer agent satisfactory to the Debtors and the Requisite Consenting Creditors in accordance with the customary practices of such agent, as and to the extent practicable.

6

New Board of Directors

The board of directors of Reorganized Cenveo immediately after the consummation of the Restructuring (the “New Board”) shall consist of the following individuals:

•  Robert G. Burton, Sr.;

•  Robert G. Burton, Jr.; and

•  Five (5) directors appointed by the Requisite Consenting Creditors. The Requisite Consenting Creditors shall consider in good faith any candidates recommended by the Debtors.

The organizational documents of the Reorganized Debtors shall be in form and substance acceptable to the Requisite Consenting Creditors.

Stockholders Agreement	The Plan shall provide that any holder of a Claim that is to be distributed shares of Reorganized Cenveo Equity Interests pursuant to the Plan shall be required to duly execute and deliver to Reorganized Cenveo, as an express condition precedent to such holder’s receipt of such shares of Reorganized Cenveo Equity Interests, a counterpart to the stockholders agreement, shareholder agreement or similar agreement.

New Management Agreements	The Debtors’ will either assume the existing agreements with the current management team (i.e., the current named executive officers) or will enter into new employment agreements on the Effective Date with such individuals (on substantially similar economic terms), which agreements shall be acceptable to the applicable management team member and reasonably acceptable to the Debtors and the Requisite Consenting Creditors, except that the Debtors shall enter into a new agreement with Robert G. Burton, Sr., which new agreement shall provide for (i) an annual salary of $1.25 million, (ii) a target bonus of up to 130% of his annual salary, and (iii) severance equal to the sum of his annual salary and annual target bonus, and shall otherwise be acceptable to Robert G. Burton, Sr., the Debtors, and the Requisite Consenting Creditors.

7

Management Incentive Plan

In addition to any key employee incentive plan implemented during the Chapter 11 Cases, the Plan shall provide for a management incentive plan (the “Management Incentive Plan”) that provides for the issuance of (i) on the Effective Date, restricted stock units exercisable for up to 3.0% of the Reorganized Cenveo Equity Interests (on a fully diluted basis) and (ii) stock options, stock appreciation rights and other similar appreciation awards exercisable for up to 9.0% of the Reorganized Cenveo Equity Interests, on a fully diluted basis to management, key employees and directors of the Reorganized Debtors.

The participants in the Management Incentive Plan, the timing and allocations of the awards to participants, and the other terms and conditions of such awards (including, but not limited to, vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) shall be set forth as an Exhibit to the Plan Supplement; provided that, to the extent any stock options, stock appreciation rights or other similar appreciation awards are granted on, or shortly after, the Effective Date, the exercise price of such stock options, stock appreciation rights and other similar appreciation awards shall be the exercise price that would otherwise provide the holders of the First Lien Notes Claims with an aggregate recovery of 75% of their aggregate outstanding First Lien Notes Claims (including, without limitation, all accrued and unpaid interest), as of the Petition Date, taking into account all distributions received under the Plan, unless otherwise required to avoid additional tax liabilities under Section 409A of the Internal Revenue Code.

Professional Fee Escrow

The Plan shall require the establishment of a professional fee escrow account (the “Professional Fee Escrow”) to be funded with cash in the amount equal to the Professional Fee Reserve Amount (as defined herein). It shall be a condition precedent to the Effective Date that the Debtors shall have funded the Professional Fee Escrow in full in cash in an amount equal to the Professional Fee Reserve Amount.

The Professional Fee Escrow shall be maintained in trust solely for the benefit of professionals retained by the Debtors or the Committee (each a “Professional,” and collectively, the “Professionals”). The Professional Fee Escrow shall not be considered property of the Debtors or their estates, and no liens, claims, or interests shall encumber the Professional Fee Escrow, or funds held in the Professional Fee Escrow, in any way.

The “Professional Fee Reserve Amount” shall consist of the total amount of unpaid compensation and unreimbursed expenses incurred by Professionals retained through and including the confirmation date, in each case as reasonably determined in good faith by the applicable Professional, in consultation with the Requisite Consenting Creditors.

8

Transaction Expenses	On the Effective Date, the Debtors shall pay in full in cash any outstanding Transaction Expenses without the requirement for the filing of retention applications, fee applications, or any other applications in the Chapter 11 Cases, and without any requirement for further notice or Bankruptcy Court review or approval.

Tax Structure	To the extent practicable, the Restructuring and the consideration received in the Restructuring shall be structured in a manner that (i) minimizes any current taxes payable as a result of the consummation of the Restructuring, and (ii) optimizes the tax efficiency (including, but not limited to, by way of the preservation or enhancement of favorable tax attributes) of the Restructuring to the Debtors, the Reorganized Debtors and the holders of equity or debt in the Reorganized Debtors going forward, in each case as determined by the Debtors and the Requisite Consenting Creditors.

Executory Contracts, Unexpired Leases	Executory contracts and unexpired leases shall be assumed or rejected (as the case may be) as set forth in the Plan Supplement, and in accordance with the Restructuring Support Agreement.

Existing Capital Leases	To be set forth in the Plan Supplement. and in accordance with the Restructuring Support Agreement.

Pension Plans / Collective Bargaining Agreements

The form, manner, and substance of the treatment of any obligations of or claims against the Debtors with respect to (a) the Debtors’ single-employer defined benefit pension plans (including the Cenveo Corporation Pension Plan and the Lancaster Press Pressmen and Bindery Workers Pension Plan), and (b) any multi-employer pension plans that, as of the Petition Date, the Debtors are obligated to contribute to or have not fully withdrawn from (including GCC/IBT National Pension Fund and CWA/IBT National Pension Plan) (the pension plans described in clauses (a) and (b), including any collective bargaining agreements or other agreements, if any, requiring the Debtors to contribute to such pension plans, the “Pension Plans”), which treatment may include, inter alia, assumption, assumption and modification, rejection, termination of, or withdrawal from, as applicable, the Pension Plans, shall be as agreed to by the Debtors and the Requisite Consenting Creditors, and shall be set forth in the Plan (collectively, the “Pension Plan Treatment”). The Debtors shall obtain entry of a final non-appealable order of the Bankruptcy Court (which order may include the Confirmation Order), in form and substance acceptable to the Debtors and the Requisite Consenting Creditors, approving the Pension Plan Treatment (the “Pension Plan Treatment Order”).

In addition, the Plan and Confirmation Order shall include a finding and determination that the Debtors have, prior to the Petition Date, validly and fully or partially withdrawn from the Withdrawn Pension Plans, and that any Prepetition Withdrawal Claims constitute General Unsecured Claims under the Plan and are subject to discharge under the Plan.

9

Supplemental Executive Retirement Plans	The Debtors will terminate any supplemental executive retirement plan (“SERP”) pursuant to the terms of the Plan. Such matters shall be set forth in the Plan Supplement.

Other Post- Employment Obligations	Pursuant to the Plan, the Debtors will assume their retiree medical and life insurance obligations to the extent that rejection or modification of any such obligations would otherwise require approval by the Bankruptcy Court pursuant to section 1113 of the Bankruptcy Code or section 1114 of the Bankruptcy Code. Such matters shall be set forth in the Plan Supplement.

Indemnification Obligations	The Debtors’ indemnification obligations in place as of the Effective Date, whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational or formation documents, board resolutions, management or indemnification agreements, employment contracts, or otherwise, for the current and former directors, managers, and officers, of any of the Debtors shall be assumed pursuant to the Plan.

Avoidance Actions	Any and all actual or potential Claims and causes of action to avoid a transfer of property or an obligation incurred by the Debtors arising under chapter 5 of the Bankruptcy Code, including sections 544, 545, 547, 548, 549, 550, 551, and 553(b) of the Bankruptcy Code, shall be retained by the Reorganized Debtors, except to the extent expressly released under the Plan.

Conditions Precedent to the Effective Date

The occurrence of the Effective Date shall be subject to the following conditions to confirmation and/or effectiveness (as applicable):

1.  the Bankruptcy Court shall have entered the Confirmation Order, and the Confirmation Order shall not have been reversed, stayed, modified, or vacated on appeal;

2.  all actions, documents, and agreements necessary to implement and consummate the Plan shall have been effected and executed;

3.  the DIP Orders shall have been entered by the Bankruptcy Court and the DIP Orders and the DIP Loan Documents shall be in full force and effect in accordance with their terms, and no DIP Termination Event (as defined in the DIP Orders) or Event of Default (as defined in the DIP Loan Documents) shall have occurred or be continuing;

10

4.  all documentation related to the Exit ABL Facility shall have been executed and delivered by each Entity party thereto, and any conditions precedent related thereto, shall have been satisfied, waived or satisfied contemporaneously with the occurrence of the Effective Date;

5.  all documentation related to the Exit Debt Facility shall have been executed and delivered by each Entity party thereto and any conditions precedent related to the Reorganized Debtors’ entry into the Exit Debt Facility shall have been satisfied, waived or satisfied contemporaneously with the occurrence of the Effective Date;

6.  all documentation related to the New Second Lien Debt, to the extent issued, shall have been executed and delivered by each Entity party thereto, the Debtors shall have issued the indebtedness contemplated thereby, and any conditions precedent related thereto shall have been satisfied, waived or satisfied contemporaneously with the occurrence of the Effective Date;

7.  all conditions precedent to the issuance of the Reorganized Cenveo Equity Interests, other than the occurrence of the Effective Date, shall have occurred;

8.  all accrued and unpaid Transaction Expenses incurred up to (and including) the Effective Date shall be paid in full in cash;

9.  the Restructuring Support Agreement shall have not been terminated and be in full force and effect;

10.  the Professional Fee Escrow shall have been established and funded;

11.  the Bankruptcy Court shall have entered the Pension Plan Treatment Order, which may be the Confirmation Order, which shall not have been reversed, stayed, modified, or vacated on appeal; and

12.  all governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions contemplated by this Restructuring Term Sheet shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on such transactions.

The conditions precedent set forth herein may not be waived without the express prior written consent of the Requisite Consenting Creditors.

11

Schedule 1

Adjusted Exit Debt Amount	An amount equal to the sum of (a) the principal amount outstanding under capital leases as of the Effective Date, plus (b) the principal balance of the Exit ABL Facility (which amount shall be determined by the Debtors by calculating the average monthly balance of the Exit ABL Facility for the 12-month period following the Effective Date, based on the Debtors’ forecasts for such period, in each case, subject to the consent of the Requisite Consenting Creditors, which consent shall not be unreasonably withheld or delayed), plus (c) the principal balance of the Exit Debt Facility as of the Effective Date, plus (d) to the extent the FILO Notes are reinstated under the Plan, the principal amount of the FILO Notes as of the Effective Date, minus (e) all cash on hand of the Reorganized Debtors as of the Effective Date.

Cash Pool Distribution	An amount in cash equal to the lesser of (x) 0.5% of the allowed amount of such Holder’s Claim and (y) $1.5 million.

Committee	The official committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

Entity	As defined in section 101(15) of the Bankruptcy Code.

Exculpated Parties	Collectively, and in each case in its respective capacity as such: (a) the Debtors; (b) the members of the Ad Hoc Committee; (c) the Committee; (d) the members of the Committee; and (e) with respect to each of the foregoing, such Entity and its current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their respective capacity as such.

Existing Equity Interests	All Equity Interests in existence on or as of the Petition Date.

Exit ABL Facility	The secured asset-based loan facility with an aggregate commitment amount of up to $190 million to be entered into in connection with consummation of the Plan, which exit facility shall be satisfactory to the Debtors and the Requisite Consenting Creditors.

FILO Notes	The 4.00% Senior Secured Notes due 2021.

FILO Notes Claim	Any Claim for unpaid principal, interest, fees, costs and other amounts on account of, arising under or in connection with, the FILO Notes.

First Lien Notes	The 6.00% Senior Priority Secured Notes due 2019.

First Lien Notes Claim	Any Claim for unpaid principal, interest, fees, costs and other amounts on account of, arising under or in connection with, the First Lien Notes or the First Lien Notes Documents.

General Unsecured Claim	Any Claim against a Debtor (including, for the avoidance of doubt, any Prepetition Withdrawal Claims) other than: (a) any First Lien Notes Claim; (b) any Second Lien Notes Claim (c) any Unsecured Notes Claim; (d) any DIP Facility Claim; (e) any Intercompany Claim, (f) any Section 510(b) Claim or (g) any Claim entitled to administrative expense or priority treatment pursuant to the Bankruptcy Code.

Intercompany Interest	Other than an Existing Equity Interest in Cenveo, an Existing Equity Interest in one Debtor held by another Debtor.

New Board	The Board of Directors of Reorganized Cenveo.

New Second Lien Debt	New second lien debt to be issued by the Reorganized Debtors on the Effective Date, which shall include terms and conditions consistent with the term sheet attached hereto as Exhibit 3 and otherwise acceptable to the Debtors and the Requisite Consenting Creditors.

Other Secured Claim	Any Claim secured by a lien or other security interest, other than an administrative expense Claim (to the extent such Claim is secured), a DIP Facility Claim, a priority Claim (to the extent such Claim is secured), a FILO Notes Claim, a Prepetition ABL Facility Claim, a First Lien Notes Claim or a Second Lien Notes Claim.

Plan	The chapter 11 plan of reorganization proposed by the Debtors in the Chapter 11 Cases, as it may be amended or supplemented from time to time, including all exhibits, schedules, supplements, appendices, annexes and attachments thereto, which plan of reorganization shall be consistent in all respects with this Restructuring Term Sheet and otherwise acceptable to the Debtors and the Requisite Consenting Creditors.

Prepetition ABL Facility	The credit facility pursuant to the Credit Agreement between Cenveo Corporation and the lender parties thereto, dated as of April 16, 2013.

Prepetition ABL Facility Claim	Any Claim under or with respect to the Prepetition ABL Facility.

Prepetition Withdrawal Claim	Any obligations of, or Claims against, the Debtors arising under or in connection with the Debtors’ withdrawal, prior to the Petition Date, either in full or in part, from the Withdrawn Pension Plans.

Released Parties	Collectively, each of the following in their respective capacity as such: (a) the members of the Ad Hoc Committee; (b) the agents and lenders under the DIP Facilities, and the agents and lenders under the Exit ABL Facility and Exit Debt Facility; (c) the First Lien Notes Trustee; (d) the Committee, if one is appointed; (e) the members of the Committee, if one is appointed; and (f) with respect to the Debtors, the Reorganized Debtors, and each of the foregoing Entities in clauses (a) through (e), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their respective capacity as such.

Releasing Parties	Collectively, each of the following in their respective capacity as such: (a) all Holders of Claims who vote to accept the Plan or are deemed to accept the Plan; (b) the members of the Ad Hoc Committee; (c) the agents and lenders under the DIP Facilities; (d) the First Lien Notes Trustee; (e) the Committee, if one is appointed; (f) the members of the Committee, if one is appointed; (g) all other holders of Claims who do not timely submit a duly completed opt-out form in accordance with the order approving the Disclosure Statement; and (h) with respect to each of the Debtors, the Reorganized Debtors, and each of the foregoing Entities in clauses (a) through (g), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, and officers, to the extent such director, manager, or officer provides express consent, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their respective capacity as such.

Reorganized Cenveo	After giving effect to the Plan and the Restructuring, the ultimate parent entity of the Reorganized Debtors, which may include Cenveo, as reorganized pursuant to and under the Plan, or any other Entity formed on or before the Effective Date that holds, directly or indirectly, the Equity Interests in Cenveo and/or its subsidiaries (each as reorganized pursuant to and under the Plan). Reorganized Cenveo shall be either a Delaware corporation or limited liability company managed by a board of directors or other governing or managing entity, in each case, as determined by the Debtors and the Requisite Consenting Creditors and as shall be set forth in the Plan Supplement.

Reorganized Cenveo Equity Interests	After giving effect to the Plan and the Restructuring, the Equity Interests (which may be in the form of common stock, limited liability interests or other ownership interests, in each case, as determined by the Debtors and the Requisite Consenting Creditors, as shall be set forth in the Plan Supplement) to be issued by Reorganized Cenveo.

Reorganized Debtors	After giving effect to the Plan and the Restructuring, Cenveo and each of the other Debtors, as reorganized pursuant to and under the Plan.

Second Lien Notes	The 8.50% Junior Priority Secured Notes due 2022.

Second Lien Notes Claim	Any Claim for unpaid principal, interest, fees, costs and other amounts on account of, arising under or in connection with, the Second Lien Notes.

Transaction Expenses	All fees and out-of-pocket costs and expenses of each of the Consenting Creditors, including, without limitation, the reasonable and documented fees and all out-of-pocket costs and expenses of each of the Ad Hoc Committee Advisors.

Solicitation Materials	The solicitation materials and documents included in the solicitation packages that will be sent to, among others, Holders of Claims and Interest entitled to vote to accept or reject the Plan, in compliance with Bankruptcy Rules 3017(d) and 2002(b).

Unsecured Notes	The 6.00% Senior Notes due 2024.

Unsecured Notes Claim	Any Claim for unpaid principal, interest, fees, costs and other amounts on account of, arising under or in connection with, the Unsecured Notes.

Withdrawn Pension Plans

Each of the following multi-employer pension plans:

•  Oregon Printing Industry Pension Plan (fully withdrawn)

•  GCC/IBT National Pension Fund (partially withdrawn)

•  Graphic Arts Industry Joint Pension Fund (fully withdrawn)

•  CWA/ITU Negotiated Pension Plan (partially withdrawn)

•  PACE Industry Union Management Pension Fund (fully withdrawn)

Exhibits 1-A and 1-B

DIP Credit Agreements

[Filed with the DIP Facilities Motion]

Exhibit 2

Milestones

1.	Commence the Chapter 11 Cases in the Bankruptcy Court with respect to each of the Debtors, and file the First Day Motions, no later than February 2, 2018 (the date of commencement of the Chapter 11 Cases, the “Petition Date”);

2.	Obtain entry of the Interim DIP Order by the Bankruptcy Court as soon as reasonably practicable after the Petition Date (but in no event later than five (5) Business Days after the Petition Date);

3.	Obtain entry of the Final DIP Order by the Bankruptcy Court as soon as reasonably practicable after the Petition Date (but in no event later than forty (40) calendar days after the Petition Date);

4.	File the Plan, the Disclosure Statement and the motion for approval of the Disclosure Statement and the Solicitation procedures with the Bankruptcy Court as soon as reasonably practicable after the Petition Date (but in no event later than sixty (60) calendar days after the Petition Date), which Plan shall provide for the Pension Plan Treatment;

5.	Obtain entry of the Disclosure Statement Order and RSA Order by the Bankruptcy Court as soon as reasonably practicable after the Petition Date (but in no event later than 115 calendar days after the Petition Date);

6.	Obtain entry of the Confirmation Order, Pension Plan Treatment Order by the Bankruptcy Court, in each case as soon as reasonably practicable after the Petition Date (but in no event later than 150 calendar days after the Petition Date); and

7.	Cause the Effective Date to occur as soon as reasonably practicable after the Petition Date (but in no event later than twenty (20) calendar days after the entry of the Confirmation Order).

Exhibit 3

New Second Lien Debt

Term Sheet

Term	Summary of Material Terms
Principal	New Second Lien Debt Amount

Economics	The New Second Lien Debt will bear interest at a rate per annum equal to 12.5% per annum, payable in cash semi-annually beginning six months after the Effective Date.

Maturity	5 years from the Effective Date.

Guaranty	Each of the domestic Reorganized Debtors

Security

Secured by substantially all of the assets of the Reorganized Debtors

Second priority liens subject to intercreditor agreement, the terms of which shall be mutually agreed upon by the Debtors and the Requisite Consenting Creditors.

Call Protection	To be mutually agreed upon by the Debtors and the Requisite Consenting Creditors.

Governing Law	New York.

Covenants	To be mutually agreed upon by the Debtors and the Requisite Consenting Creditors.

Conditions Precedent	Subject to the satisfaction or waiver of conditions precedent acceptable to the Debtors and the Requisite Consenting Creditors, including, without limitation, entry of the Pension Plan Treatment Order.

Other Terms	To be mutually agreed by the Debtors and the Requisite Consenting Creditors.

Exhibit 4

Discharge, Release, Injunction, and Exculpation Provisions

Discharge of Claims and Termination of Equity Interests	Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Equity Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Equity Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Equity Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Equity Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Equity Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a proof of claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is allowed pursuant to section 502 of the Bankruptcy Code; or (3) the holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Equity Interests subject to the occurrence of the Effective Date.

Releases by the Debtors	As of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, except for the rights that remain in effect from and after the Effective Date to enforce the Plan and the Restructuring Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, and except as otherwise provided in the Plan or in the confirmation order for the Plan, the Released Parties will be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged, to the extent permitted by law, by the Debtors and their estates, the Reorganized Debtors, and each of their respective current and former Affiliates from any and all Claims, Equity Interests, Causes of Action, obligations, suits, judgments, damages, demands, debts, rights, causes of action, remedies, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, or the Reorganized Debtors (as the case may be), or their estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, or the Reorganized Debtors (as the case may be), or their estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Equity Interest or other person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors (as the case may be), the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, Causes of Action, the business or contractual arrangements between any of the Debtors and any Released Party, the Restructuring, the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, the Disclosure Statement, the DIP Facility, the Restructuring Support Agreement, the Plan, including the issuance or distribution of Reorganized Cenveo Common Equity pursuant to the Plan or the distribution of property under the Plan, and related agreements, instruments, and other documents (including the Restructuring Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the confirmation of the Plan related or relating to the foregoing.

Third-Party Releases	As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Plan and the Restructuring Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, and except as otherwise provided in the Plan or in the Confirmation Order for the Plan, the Released Parties will be deemed forever released and discharged, to the maximum extent permitted by law, by the Releasing Parties, in each case from any and all Claims and Equity Interests, Causes of Action, obligations, suits, judgments, damages, demands, debts, rights, causes of action, remedies, losses, and liabilities whatsoever, including any derivative claims asserted or assertable on behalf of the Debtors, or the Reorganized Debtors (as the case may be), or their estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such holders or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Equity Interest or other person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors or the Reorganized Debtors (as the case may be), or their estates, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors (as the case may be), the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, Causes of Action, the business or contractual arrangements between any of the Debtors and any Released Party, the Restructuring, the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, the DIP Facility, the Disclosure Statement, the Restructuring Support Agreement, the Plan, including the issuance or distribution of Reorganized Cenveo Common Equity pursuant to the Plan or the distribution of property under the Plan, and related agreements, instruments, and other documents (including the Restructuring Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the confirmation of the Plan related or relating to the foregoing.

Exculpation	Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, in whole or in part, the Debtors, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement and related prepetition transactions, the DIP Facility, the Disclosure Statement, the Plan, or the Restructuring, contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of confirmation of the Plan, the pursuit of consummation of the Plan, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

Injunction	Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold Claims or Equity Interests that have been released pursuant to the Plan, shall be discharged pursuant to the Plan, or are subject to exculpation pursuant to the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, Reorganized Cenveo, or the Released Parties: (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Equity Interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Equity Interests; (iii) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Equity Interests; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Equity Interests unless such Entity has timely asserted such setoff right in a document filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a claim or interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Equity Interests released or settled pursuant to the Plan.

EXHIBIT B

JOINDER AGREEMENT

[                    ], 2018

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of February 1, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”), by and among Cenveo, Inc. (“Cenveo”), each of the direct and indirect Subsidiaries of Cenveo identified on Schedule 1 attached thereto, and the Persons named therein as “Consenting Creditors” thereunder. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

1.    Agreement to be Bound. The Joinder Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached hereto as Annex I (as the same has been or may hereafter be amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the provisions hereof). The Joinder Party shall hereafter be deemed to be a “Consenting Creditor” and a “Restructuring Support Party” for all purposes under the Agreement and with respect to all Claims and Interests held such Joinder Party.

2.    Representations and Warranties. The Joinder Party hereby makes the representations and warranties of the Restructuring Support Parties (other than the Debtors) set forth in Section 7 of the Agreement to each other Restructuring Support Party.

3.    Governing Law. This joinder agreement (the “Joinder Agreement”) to the Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Joinder Party has caused this Joinder Agreement to be executed as of the date first written above.

[Name of Transferor: ]

Name of Joinder Party:

By:
Name:
Title:

Notice Address:

Attention:

with a copy to:

Attention:

Principal Amount of First Lien Notes: $

Principal Amount of Second Lien Notes: $

Principal Amount of Other Claims: $ Equity Interests:

[Joinder Agreement to Restructuring Support Agreement Signature Page]

SCHEDULE 1

DEBTORS

1.	Cenveo, Inc.
2.	Cadmus Delaware, Inc.
3.	Cadmus Financial Distribution, Inc.
4.	Cadmus International Holdings, Inc.
5.	Cadmus Journal Services, Inc.
6.	Cadmus Marketing Group, Inc.
7.	Cadmus Marketing, Inc.
8.	Cadmus Printing Group, Inc.
9.	Cadmus UK, Inc.
10.	Cadmus/O’Keefe Marketing, Inc.
11.	CDMS Management, LLC
12.	Cenveo CEM, Inc.
13.	Cenveo CEM, LLC
14.	Cenveo Corporation
15.	Cenveo Omemee, LLC
16.	Cenveo Services, LLC
17.	CNMW Investments, Inc.
18.	Colorhouse China, Inc.
19.	Commercial Envelope Manufacturing Co., Inc.
20.	CRX Holding, Inc.
21.	CRX JV, LLC
22.	Discount Labels, LLC
23.	Envelope Products Group, LLC
24.	Expert Graphics, Inc.
25.	Garamond/Pridemark Press, Inc.
26.	Lightning Labels, LLC
27.	Madison/Graham Colorgraphics Interstate Services, Inc.
28.	Madison/Graham Colorgraphics, Inc.
29.	Nashua Corporation
30.	Nashua International, Inc.
31.	Old TSI, Inc.
32.	Port City Press, Inc.
33.	RX JV Holding, Inc.
34.	RX Technology Corp.
35.	Vaughan Printers Incorporated
36.	VSUB Holding Company

SCHEDULE 7(c)(i)

COLLECTIVE BARGAINING AGREEMENTS

SCHEDULE 7(c)(ii)

PENSION PLANS

1.	Lancaster Pension Plan
2.	Cenveo Pension Plan

SCHEDULE 7(c)(iii)

MULTI-EMPLOYER PLANS

1.	Oregon Printing Industry Pension Plan
2.	GCC/IBT National Pension Fund
3.	Graphic Arts Industry Joint Pension Fund
4.	CWA/ITU Negotiated Pension Plan
5.	PACE Industry Union Management Pension Fund

SCHEDULE 7(c)(iv)